AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
February 1, 2008

REGISTRATION NO. ________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

INDUSTRIAL MINERALS, INC.
(Name of small business issuer in its charter)

DELAWARE	1400	11-3763974
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

INDUSTRIAL MINERALS, INC.
2904 South Sheridan Way, Suite #100
Oakville, Ontario, Canada L6J 7L7
Telephone: 905-829-0220
FAX: 905-829-5220
(Name, address, including zip code, and
telephone number, including
area code, of agent for service)

Copies of communications to:

Jonathan H. Gardner
Kavinoky Cook LLP
726 Exchange Street; Suite 800
Buffalo, New York 14210

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE:

Title Of Each Class Of Securities To Be Registered	Amount to be registered	Proposed Maximum offering price per share (4)	Proposed Maximum aggregate offering price (4)	Amount of Registration Fee
Common Stock (1)	24,967,366	$0.15	$3,745,105	$147.18

Common Stock issuable upon
exercise of Warrants (2)	6,410,000	$0.15	$961,500	$37.79

Common Stock issuable upon
exercise of Stock Options (3)	19,900,000	$0.15	$2,985,000	$117.31

Total	51,277,366		$7,691,605	$302.28

(1)     This Registration Statement covers the re-sale by certain of the selling shareholders listed in this Registration Statement of up to 51,277,366 common shares of the Company (“Shares”), including shares to be issued upon exercise of Warrants and Stock Options as described below in Notes (2) and (3).

(2)     This Registration Statement also covers the re-sale by certain of the selling shareholders listed in this Registration Statement of up to 6,410,000 Shares issuable upon exercise of outstanding Warrants of the Company.

(3)     This Registration Statement also covers the re-sale by certain of the selling shareholders listed in this Registration Statement of up to 19,900,000 Shares issuable upon exercise of outstanding Stock Options of the Company.

(4)     The offering price with respect to Shares has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(C) based upon the closing price of the Shares on the OTC Bulletin Board® on January 30, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

PROSPECTUS

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INDUSTRIAL MINERALS, INC.

51,277,366 SHARES OF COMMON STOCK TO BE SOLD BY THE
SELLING STOCKHOLDERS

The selling shareholders named in this prospectus (the “Selling Shareholders”) are offering up to 51,277,366 shares of the common stock of Industrial Minerals, Inc., a Delaware corporation (“Industrial Minerals,” “Registrant” or the “Company”), par value $0.0001 per share (the “Shares”). Our Shares are traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol “IDSM.” The Company will not receive any of the proceeds of the sale of our Shares by the selling shareholders. We will pay all of the costs associated with this registration statement and prospectus. See the section entitled “PLAN OF DISTRIBUTION.”

BEFORE BUYING THE SHARES OF COMMON STOCK, CAREFULLY READ THIS PROSPECTUS, ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS. THE PURCHASE OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. Neither the Company nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _________________, 2008.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities	46

How To Get More Information	46

Glossary	46

Index to Financial Statements

Financial Statements for the nine-month period ended September 30, 2007 (unaudited)	F-1

Financial Statements for the six-month period ended June 30, 2007 (unaudited)	F-11

Financial Statements for the three-month period ended March 31, 2007 (unaudited)	F-21

Financial Statements for the years ended December 31, 2006 and 2005 (audited)	F-28

Until ______________, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

History and Business.   Our name is Industrial Minerals, Inc., and we sometimes refer to ourselves in this prospectus as “Industrial Minerals,” the “Company,” the “Registrant” or as “we,” “our,” or “us.” We are an exploration stage mining company. We hold exclusive rights to explore and, if feasible, develop graphite mineral claims at a site located in the Maria Township in Southern Ontario, approximately 180 miles north-northeast of Toronto, Ontario. We refer to our claims in this prospectus as the “Bissett Property” because of their proximity to Bissett Creek. We hold our rights in the Bissett Property through our wholly-owned subsidiary Industrial Minerals Canada Inc., an Ontario corporation through which we conduct our operations. Our immediate objectives with respect to the Bissett Property are to: (i) complete a feasibility study of the value of the Bissett Property and (ii) install a one metric ton per hour pilot plant at the site of the Bissett Property that will assist us in planning for a full scale mining operation and will allow us to test samples for prospective customers. Until we have completed a feasibility study, we cannot estimate the value of the mineral deposit at the Bissett Property. Our head office is located at 2904 South Sheridan Way, Suite 100, Oakville, Ontario Canada L6J 7L7. Our telephone number is 905-829-0220 and our fax numbers are 905-829-5220 or 1-866-829-0220.

Securities Being Offered.   We have 137,644,476 shares of common stock, par value $.0001 per share (“Shares”) issued and outstanding as of December 31, 2007. The Selling Shareholders are offering up to 51,277,366 Shares, including 6,410,000 shares underlying unexercised share purchase warrants and 19,900,000 shares underlying unexecuted stock options. The selling shareholders may offer to sell the Shares being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. There is no minimum number of shares that must be sold in this offering.

Risk Factors.   You should read the “RISK FACTORS” section as well as the other cautionary statements throughout this prospectus so that you understand the risks associated with an investment in our securities. Any investment in our common stock should be considered a high-risk investment because of the nature of mineral exploration and market for graphite. Only investors who can afford to lose their entire investment should invest in these securities.

Currency.   References to dollars are to United States dollars (US$) unless otherwise indicated as being Canadian dollars (CDN$). As of September 30, 2007, the currency exchange rate was approximately US$1.00 equals CDN$1.00 based upon information available at http://www.bankofcanada.ca.

Use of Proceeds.   The Selling Shareholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares by the Selling Shareholders. We are paying all of the expenses relating to the registration of the Selling Shareholders’ Shares, but we will not pay any commissions or expenses of the actual sale of the Shares.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, the audited financial statements of the Company, for the years ended December 31, 2006 and 2005 and the unaudited financial statements of the Company for the quarter ended September, 30, 2007, including the notes thereto contained elsewhere in this Prospectus.

Consolidated Balance Sheet Data	As at September 30, 2007	As at December 31, 2006	As at December 31, 2005
Cash and Cash Equivalents	$97,869	$16,759	$157,974
Total Assets	$1,873,769	$1,727,607	$2,158,151
Liabilities	$1,310,368	$962,582	$2,083,943
Total Stockholders' Equity	$563,402	$765,027	$74,208

Consolidated Statement of Operations Data	For the Nine-month period ended June 30, 2007	For the one-year period ended December 31, 2006	For the one-year period ended December 31, 2005
Revenue from Operations	$Nil	$Nil	$Nil
Other Income	$Nil	$Nil	$Nil
Net Loss	$1,962,034	$1,255,584	$1,844,219

RISK FACTORS

1.	THE COMPANY DOES NOT HAVE AN OPERATING BUSINESS AND HAS NO RECORD OF EARNINGS.

Currently, the Company has no source of revenue, limited working capital and no commitments to obtain additional financing. The Company has no operating history upon which an evaluation of its future success or failure can be made.

2.	NO ASSURANCE OF THE ECONOMIC VIABILITY OF OUR ASSETS

The Company is also subject to all the risks inherent in an exploration stage mining enterprise, including no assurance that its properties will be economically viable.

3.	LIQUIDITY AND NEED FOR ADDITIONAL FINANCING IS A CONCERN FOR THE COMPANY.

The Company is dependent on the ability of its management team to obtain the necessary working capital to continue exploration and develop its mining operations, if warranted. There is no assurance that the Company will be able to obtain additional capital, or if the capital is available, to obtain it on terms favorable to the Company. The ability to achieve and maintain profitability and positive cash flow is dependent upon: (1) further exploration of our mineral properties and the results of that exploration; (2) raising the capital necessary to conduct exploration; and (3) raising capital to develop our mineral properties, establish a mining operation and operate this mine in a profitable manner, if any of these activities are warranted by the results of our exploration programs and a feasibility study.

4.	FULL DEPENDENCY ON THE OFFICERS AND DIRECTORS OF THE COMPANY.

The Company is wholly dependent upon the personal efforts and abilities of its Officers and Directors, who exercise control over the day-to-day affairs of the Company. We currently have employment agreements with our President and Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer. We do not carry key-man life insurance.

5.	GOING CONCERN QUALIFICATION

The Company has included a “going concern” qualification in the audited Consolidated Financial Statements for the year ended December 31, 2006 to the effect that we are an exploration stage company and have no established sources of revenue. In the event that we are unable to raise additional capital and/or locate more resources, as to which in each case there can be no assurance, we may not be able to continue our operations. In addition, the existence of the “going concern” qualification in our auditor’s report may make it more difficult for us to obtain additional financing. If we are unable to obtain additional financing, you may lose all or part of your investment.

6.	RENEWAL OF LEASE

Our interest in the Bissett Property is through a 21-year lease granted in 1993 and referred to herein as the Bissett Creek Lease. See PROPERTY – The Bissett Creek Lease. The Bissett Creek Lease will expire in 2014. The Bissett Creek Lease was granted by the Province of Ontario. There is no assurance that the Bissett Creek Lease will be renewed in 2014.

7.	THERE ARE PENNY STOCK SECURITIES LAW CONSIDERATIONS THAT COULD LIMIT YOUR ABILITY TO SELL YOUR SHARES.

Our common stock is considered a “penny stock” and the sale of our stock by you will be subject to the “penny stock rules” of the Securities and Exchange Commission. The penny stock rules require broker-dealers to take steps before making any penny stock trades in customer accounts. As a result, the market for our shares could be illiquid and there could be delays in the trading of our stock which would negatively affect your ability to sell your shares and could negatively affect the trading price of your shares.

8.	OUR BUSINESS IS AFFECTED BY CHANGES IN COMMODITY PRICES

Our ability to develop our mineral properties and the future profitability of the Company is directly related to the market price of graphite. The rise in commodity prices over past years has resulted in increased investor interest in mineral exploration companies. The Company has benefited from this trend, but like other companies in this sector, the Company would be negatively affected if commodity prices were to fall.

9.	OUR BUSINESS IS SUBJECT TO CURRENCY RISKS

The Company conducts the majority of its business activities in Canadian dollars. Consequently, the Company is subject to gains or losses due to fluctuations in Canadian currency relative to the U.S. dollar.

DETERMINATION OF OFFERING PRICE

The offering price shown in our registration statement (of which this prospectus forms a part) has been estimated solely for the purpose of calculating the registration fee payable to the Securities and Exchange Commission in connection with this prospectus based upon the closing price of the Shares on the National Association of Securities Dealers OTC Bulletin Board on January 30, 2008. The selling shareholders will sell their shares at prevailing market prices or at privately negotiated prices. The offering price should not be considered an estimation of value.

DILUTION

We will likely be required to issue more common stock from treasury in order to raise additional capital. If common stock is issued to raise additional capital or from the exercise of outstanding warrants, it may result in the dilution of the existing shareholders.

DESCRIPTION OF BUSINESS

We are an exploration stage mining company. We hold exclusive rights to explore and, if feasible, develop graphite mineral claims at a site located in the Maria Township in Southern Ontario, approximately 180 miles north-northeast of Toronto, Ontario. We refer to our claims in this prospectus as the “Bissett Property” because of their proximity to Bissett Creek. We hold our rights in the Bissett Property through our wholly-owned subsidiary Industrial Minerals Canada Inc., an Ontario corporation through which we conduct our operations. Our immediate objectives with respect to the Bissett Property are to: (i) complete a feasibility study of the value of the Bissett Property and (ii) install a one metric ton per hour pilot plant at the site of the Bissett Property that will assist us in planning for a full scale mining operation and will allow us to test samples for prospective customers.

The Company signed a contract with Geostat International Inc (“Geostat”) on May 22, 2007 regarding the preparation of a technical report on the Bissett Property in compliance with the requirements of Canadian National Instrument 43-101. The Geostat work program included a site visit, an independent certification of resources, an estimation of resources and classification of resources, certification and validation of the database, verification and validation of the interpretation of ore zones, and an assessment of the mill and processing procedures, the market, the capital expenditures for the project and related operating costs. The process included the drilling of an additional 6 holes for just under 300 meters in order to assist in verification of previously obtained data. The specific drill targets were determined by Geostat following their review of the original drill target data prepared by Kilborn Engineering. These samples have been analyzed for verification and validation of the graphite ore zones.

The Company has obtained a “preliminary” independent technical report, prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”), entitled “Technical Report Preliminary Assessment on Bissett Creek Graphite Property of Industrial Minerals Canada Inc.” (sometimes referred to herein as the “43-101 report”). The 43-101 Report was prepared by Gilbert Rousseau and Claude Duplessis of Geostat Systems International, Inc. (“Geostat”). Mr. Rousseau and Mr. Duplessis are “qualified persons” as that term is defined in NI 43-101, which contains standards and guidelines for the preparation of such reports. Based upon (i) a 6-hole drill validation program that was completed in August 2007, (ii) the results of exploration work performed by other parties from 1961 to 1980 including 158 diamond drill holes and (iii) a substantial amount of surface exploration, the report concludes that a preliminary “resource” has been identified consisting of “indicated” and “inferred” mineralized material. The reader is cautioned that the terms “resource,” “indicated” and “inferred” are not terms recognized by the Securities and Exchange Commission’s (the “SEC”) guidelines for disclosure of mineral properties, however, they are recognized defined terms under Canadian disclosure guidelines. Generally, “indicated” and “inferred” estimates do not rise to the level of certainty required by SEC guidelines. The mineralized material described in the report is not considered a “reserve” as that term is used in the mining industry and in SEC disclosure guidelines. The 43-101 report concludes that the Bissett Creek asset should prove to be economically viable and recommends that a feasibility study be performed. The Company must undertake a feasibility study before we can estimate the value of the Bissett Property.

When the final 43-101 report is finished, it will be available at the office of the Company at 2904 South Sheridan Way, Suite #100 Oakville, Ontario, Canada L6J 7L7, where it may be examined during normal business hours.

The Company is completing plans to install a one metric ton per hour pilot plant which is expected to be on site and available by the summer of 2008. In the 43-101 report, Geostat estimates that it will take up to one year for the Company to obtain all necessary permits prior to the construction of the final mill. The pilot plant will assist in establishing protocols for sampling, sizing, flows as well as identify areas of possible bottlenecks. The Company will also have product samples available in the summer of 2008 to provide prospective customers with a reproducible product for testing purposes. The Company has selected Process Research Ortech (Oakville, Ontario) and Actlabs (of Ancaster, Ontario) as its processing and assaying contractors.

PROPERTY

Property Location and Description

The Bissett Property has been the subject of substantial earlier exploration drilling, trenching and metallurgical work. This work was done for various lessors of the property over the past 15 years by Cominco Engineering Services, Pincock Alan and Holt, Kilborn Engineering, and KHD Canada.

The site was first staked in 1980, and optioned in the same year by Donegal Resources. The property changed hands twice in the next nine years, ending with its acquisition by North Coast Properties (“North Coast”) in 1989. In that year North Coast engaged an engineering firm to carry out a feasibility study for the site. This study and the previous drill programs concluded that the Bissett Property contained a “resource” of mineralized material consisting of flake graphite. The reader is cautioned that the term “resource” is not a term recognized by SEC guidelines for disclosure of mineral properties, however, it is a defined term recognized in Canadian disclosure guidelines. Generally, an estimated “resource” does not rise to the level of certainty required by SEC guidelines. The mineralized material described in the report is not considered a “reserve” as that term is used in the mining industry and in SEC guidelines.

On January 31, 2002, the Company acquired its interest in the Bissett Property pursuant to an assignment of the Bissett Lease from Westland Capital Inc. See PROPERTY – The Bissett Creek Lease, below. The Bissett Property is comprised of 28 patented claims covering an area of approximately 1,400 acres (564 hectares). The Company also owns four unpatented mining claims comprising approximately 900 acres (360 hectares) which are contiguous to its Bissett Property. The mining claims are identified in the Bissett Creek Lease as: EO 608306, EO 608346, EO 608347, EO 60374, EO 608373, EO 608349, EO 608372, EO 608369, SO 998760, SO1 084577, EO 800884, EO 800880, EO 800881, EO 608350, EO 608371, EO 608367, EO 608370, EO 608376, EO 608368, EO 608302, SO 1117797, SO 998754, S0 1117798, SO 998755, SO 1117799, SO 998756 and SO 998757. These claims are registered in the Land Titles Office in North Bay, Ontario.

In the spring of 2007, the Company also added an additional 950 acres (380 hectares) of staked claims to the site, bringing the total developable area to approximately 3,250 acres (1,304 hectares). The site itself is located in Maria Township, about 300 km north-northeast of Toronto and 100 km east of North Bay, Ontario. The property connects to Highway 17 (the Trans-Canada Highway) by approximately 6.1 miles (16 km) of good gravel road, of which approximately 9 miles (14 km) is maintained by the Province of Ontario.

The site is also close enough to all major highways, rail and power lines to permit the substantial infrastructure that will be required for a large scale open pit mining operation, if feasible. The core claims are not subject to any alienation for parks or special management zones according to information from the Ministry on Northern Development and Mines. The area comes under the administration of the Southern Ontario Mining District, and does not include any rural cottage properties.

The Bissett Creek Lease

Our rights in the Bissett Creek Property are based upon a Lease granted by the Province of Ontario on September 22, 1993 to Consolidated North Coast Industries Ltd. (“North Coast”). We refer to this as the “Bissett Creek Lease.” The Bissett Creek Lease has a twenty-one year term and an annual rental payment payable to Ministry of Northern Development and Mines in an amount prescribed by the Mining Act. Under the terms of the Bissett Creek Lease, the tenant is obligated to pay all taxes on the Bissett Property and remain in compliance with the Mining Act, the Mining Tax Act, the Forest Fires Prevention Act, the Ontario Water Resources Act and any amendments to the foregoing legislation.

On December 29, 1997, North Coast amalgamated with Pacific Sentinal Gold Gold Corp. and the surviving corporation changed its name to Great Basin Gold Ltd. (“Great Basin”). On December 21, 2001, Great Basin assigned its rights in the Bissett Creek Lease to Paul C. McLean, Pierre G. Lacombe and Frank P. Tagliamonte (collectively referred to as the “McLean Group”). In connection with that assignment, the McLean Group entered into an option agreement with Great Basin that was subsequently terminated by a court order on May 15, 2001. The court order granted to the McLean Group all of the rights of Great Basin in the Bissett Creek Lease.

The McLean Group assigned the Bissett Creek Lease to Westland Capital Inc. (“Westland”) in January of 2002. In connection with that assignment, Westland entered into an option agreement with the McLean Group (the “Option Agreement”) pursuant to which, among other things, Westland agreed to pay to the McLean Group an advance royalty payment of CDN$27,000 annually in two equal installments of CDN$13,500. The Option Agreement further provides that in the event that graphite carbon concentrate is produced at the Bissett Property, a royalty CDN$20.00 per ton must be paid to the McLean Group. Further, pursuant to the Option Agreement a 2.5% net smelter return royalty is payable to the McLean Group in the event that any other minerals are derived from the Bissett Property.

Westland assigned the Bissett Creek Lease to the Company as of January 31, 2002. As a condition of the assignment the Company assumed all of Westland’s obligations under the Option Agreement. On August 15, 2003, the Company assigned its rights in the Bissett Creek Lease to its wholly owned subsidiary, Industrial Minerals Canada Inc. As of the date of this prospectus, the Bissett Creek Lease is in full force and effect and all payments owed to Westland in connection with the Option Agreement are current. The remaining term of the Bissett Creek Lease is approximately 7 years.

REGULATIONS GOVERNING MINING IN CANADA

GOVERNING LAW

The mining industry in Canada operates under both federal and provincial or territorial legislation governing the exploration, development, production and decommissioning of mines. Such legislation relates to such matters as the method of acquisition and ownership of mining rights, labor, health and safety standards, royalties, mining and income taxes, exports, reclamation and rehabilitation of mines, and other matters. The mining industry in Canada is also subject to legislation at both the federal and provincial or territorial levels concerning the protection of the environment. Legislation imposes high standards on the mining industry to reduce or eliminate the effects of waste generated by extraction and processing operations and subsequently deposited on the ground or emitted into the air or water. The design of mines and mills, and the conduct of extraction and processing operations, are subject to regulatory restrictions. The exploration, construction, development and operation of a mine, mill or refinery require compliance with environmental legislation and regulatory reviews, and the obtaining of land use and other permits, water licenses and similar authorizations from various governmental agencies. Legislation is in place for lands under federal jurisdiction or located in certain provinces and territories that provide for the preparation of costly environmental impact assessment reports prior to the commencement of any mining operations. These reports require a detailed technical and scientific assessment as well as a prediction of the impact on the environment of proposed mine exploration and development.

Failure to comply with the requirements of environmental legislation may result in regulatory or court orders being issued that could result in the cessation, curtailment or modification of operations or that could require the installation of additional facilities or equipment to protect the environment. Violators may be required to compensate those suffering loss or damage by reason of mining activities and the violators, including our officers and directors, may be fined or, in some cases, imprisoned if convicted of an offense under such legislation. Provincial and territorial mining legislation establishes requirements for the decommissioning, reclamation and rehabilitation of mining properties that are closed. Closure requirements relate to the protection and restoration of the environment and the protection of public safety. Some former mining properties must be managed for a long time following closure in order to fulfill regulatory closure requirements. The cost of closure of existing and former mining properties and, in particular, the cost of long-term management of open or closed mining properties can be substantial.

Mineral exploration is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for: locating claims, posting claims, working claims and reporting work performed. With respect to the legislation, rules and regulations referred to above, we believe that we, and the Bissett Property, are currently in compliance in all material respects with applicable legislation, rules and regulations.

The Company does not foresee having to expend material amounts in order to comply with environmental laws during the exploration phase of its operations. The Company is obligated to restore surface disturbances created by exploration. These restoration efforts typically involve the back filing of trenches, pits, or other excavations created for purposes of exploration.

If there is underground exploration, which the Company contemplates in the future, it will require additional cost related to the storage of excavated material. Until the Company knows the amount of material it would have to store, it cannot estimate this cost.

There will be material costs of environmental compliance if the Company develops a mine in the future. However, the Company cannot reasonably estimate that environmental compliance cost at this time. Upon completion of our feasibility study, we will be able to estimate these costs.

We have carried out all reclamation work, required by applicable regulations, where our exploration disturbed the surface of the ground and to the best of our knowledge we are in full compliance with all rules and regulations.

GOVERNMENT PERMITTING

Mine Development and Closure Plan

A Mine Development and Closure Plan has been filed with, and accepted by, the Ministry of Northern Development and Mines, in accordance with the MINING ACT, R.S.O. 1990, Ontario Regulation 240/00, including the standards, procedures and requirements of the Mining Code of Ontario. A deposit in the amount of $230,000 has been paid to the Minister of Finance for the Province of Ontario. This financial assurance deposit represents the amount that would be required to restore the Company’s Bissett Property to its original environmental state. The money pledged for this financial assurance will be returned to the Company once the Ministry of Northern Development and Mines is satisfied that the obligations contained in the Mine Development and Closure Plan have been performed by the Company. Should the Company not perform its obligations contained in the Mine Development and Closure Plan the Ministry of Northern Development and Mines will restore the Bissett Property site to its original environmental state using the $230,000 financial assurance deposit. The Company cannot predict the extent to which future legislation and regulation could cause additional expense, capital expenditures, restrictions, and delays in the development of the Company’s Canadian properties, including those with respect to mining claims.

MARKET FOR GRAPHITE

There are no established exchanges on which graphite is traded. Consequently, we do not have historical price information for graphite. The price for graphite is typically negotiated between individual buyers and sellers and will depend upon the grade and purity of the graphite. The following table shows gross amounts of graphite imported into the United States in 2006 and 2005 and the source country.

U.S. IMPORTS FOR CONSUMPTION OF NATURAL GRAPHITE, BY COUNTRY 1, 2 (from http://minerals.usgs.gov/)

Country	Quantity (metric tons)	Value [3] (thousands)
2005:
Brazil	3,140	$4,070
Canada	9,960	9,890
China	33,500	12,900
Germany	107	343
Japan	139	1,300
Madagascar	1,620	1,060
Mexico	15,100	2,440
Sri Lanka	598	1,530
United Kingdom	261	874
Other 5	98	258

Total	64,500	34,700

2006:
Brazil	3,670	4,580
Canada	9,690	9,650
China	21,500	7,890
Germany	129	587
Japan	85	917

Madagascar	609	355
Mexico	16,000	2,700
Sri Lanka	501	1,160
United Kingdom	330	948
Other [5]	63	307

Total	52,600	29,100

(1)Data are rounded to no more than three significant digits; may not add to totals shown.
(2) The information framework from which data for this material were derived originated from Harmonized Tariff Schedule of the United States base data.
(3) Customs values.
(4) Less than1/2unit.
(5)Includes Austria, Belgium, the Czech Republic (2006), India, Italy, the Republic of Korea (2006), the Netherlands, Sweden, Switzerland, and Ukraine (2006).

FISCAL YEAR

Our fiscal year end is December 31.

TRANSFER AGENT

Our Transfer Agent and Registrar for the Common Stock is Heritage Trust Company, 4 King Street West, Suite 1320, Toronto ON  M5H 1B6.

EMPLOYEES

We have five full-time employees: our President and Chief Executive Officer, our Chief Operating Officer and our Chief Financial Officer and two employees performing security and maintenance at the Bissett Creek site. We also rely upon consultants for certain services. We are not subject to a union labor contract or collective bargaining agreement. The Company has no immediate plans to employ further personnel until such time as it completes its feasibility study and proceeds with development of the Bissett Property, if warranted. We have employment agreements with all of our employees; however we carry no key-man life insurance.

STOCK OPTION PLAN

As of the date of this prospectus, the Company has not adopted a stock option plan. Each grant of options to key personnel occurs on a case-by-case basis, in the sole discretion of the Board of Directors. As of the date of this prospectus, we have issued 19,900,000 options outstanding. For more information, see the section entitled ” EXECUTIVE COMPENSATION” below.

The Company adopted SFAS 123, “Accounting for Stock-Based Compensation”, effective April 1, 2007. Compensation cost for the Company’s stock options had been determined in accordance with the fair value based method prescribed is SFAS 123. SFAS No. 143 “Accounting for Asset Retirement Obligations” (“ARO”) addresses financial accounting and reporting obligations associated with the retirement of tangible long-live assets and the associated asset retirement costs. SFAS No 143 requires that the fair value of a liability for an ARO be recognized in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the long-lived asset. The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option pricing model.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted during the three months ended June 30, 2007: expected volatility of 86.78%; risk-free interest rate 4%; and an expected life of up to 4 years.

The following summarized the stock options outstanding as of the date of the Registration Statement, of which this prospectus forms a part:

Equity compensation plans not approved by security holders	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Weighted Average Fair Value
Outstanding 12/31/06	0	$0.00	$0.00
Granted	22,800,000	$0.106	$0.09
Exercised	0	$0.00	$0.00
Cancelled or Expired	2,900,000	$0.00	$0.00

Total	19,900,000

Exercisable	450,000

For more information regarding the Company’s outstanding stock options, please see “EXECUTIVE COMPENSATION” below.

Using the Black-Scholes option pricing model, the Company had stock compensation expense in the quarter ended September 30, 2007 of $139,518. In the quarter ending June 30, 2007 the stock compensation expense amounted to $146,727. There remains a balance of $608,818 to be expensed over the vesting period of the options.

COMPETITION

There is competition within our industry to discover and acquire graphite properties considered to have commercial potential. In addition, we compete with other exploration mining companies in efforts to obtain financing to explore and develop mineral properties. Our principal North American competitor in the graphite sector is Timcal Graphite and Carbon, which is a division of Imerys Group, a Swiss company with over 300 employees around the world and almost €3.3 billion in annual sales. Timcal Graphite and Carbon has offices in the U.S. and Canada and produces an estimated 25,000 tons of graphite annually from its mine in the Province of Quebec, Canada. The Timcal mine is currently the only operational graphite mine in North America.

HISTORY

The Company was incorporated on November 6, 1996 in the State of Delaware under the name, “Winchester Mining Corp.” In May of 2000, the Company (then known as Winchester Mining Corp.) entered into a Share Purchase Agreement with Hi-Plains Energy Co., a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which the Company acquired all of the shares of Hi-Plains Energy Co. On May 15, 2000, Hi-Plains Energy Co. was merged into the Company with the result that the Company became a successor registrant under the Exchange Act and the shares of Hi-Plains Energy Co. were retired. On May 16, 2000, the Company changed its name to PNW Capital, Inc. The Company then attempted to develop and commercialize a magnetized packaging and dispensing system for plastic bags and dryer sheets for location on kitchen refrigerators. This effort was abandoned in 2001.

On January 31, 2002, the Company entered into an acquisition agreement to acquire Industrial Minerals Inc., a Nevada corporation (“IMI”) and the lessee under the Bissett Creek Lease. See, “PROPERTY – Bisset Creek Lease.” The stock consideration paid by the Company pursuant to the acquisition agreement was negotiated based upon a summary report on the Bissett Property, prepared by an independent consultant. Under the terms of the acquisition agreement, the Company exchanged a total of 31,511,700 shares of its common stock for 91% of the issued and outstanding shares of IMI. As a result of the transaction, IMI subsequently became a wholly owned subsidiary of the Company and the shareholders of IMI became shareholders of the Company. On April 30, 2002, IMI was merged into the Company and the Company changed its name to Industrial Minerals, Inc.

On February 25, 2002, the Company formed its wholly owned subsidiary, Industrial Minerals Canada, Inc, an Ontario corporation. On August 13, 2003, the Company assigned the Bissett Creek Lease to its wholly owned subsidiary.

In August of 2007, the Company moved its head office to Oakville, Ontario and closed its offices in Mankato, Minnesota and Toronto, Ontario.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Discussion of Operations & Financial Condition
Two years and nine months ended September 30, 2007

Results of Operations

(a)	General and Administrative Expenses

Total expenses for professional fees were $172,389 (CDN$172,389) for 2006 compared to $113,537 (CDN$113,537) in 2005. Total expenses for professional fees were $44,130 (CDN$44,130) for the nine months ended September 30, 2007 as compared with $170,962 (CDN$170,962) for the nine months ended September 30, 2006.

Total royalty expenses were $23,739 (CDN$23,739) in 2006, as compared with $21,330 (CDN$21,330) in 2005. These expenses were incurred for the Bissett Property. The Company is required to pay a minimum yearly royalty of $27,000 (CDN$27,000) whether graphite is produced or not. These payments are due semi-annually on March 6 and September 6 of each year. The fluctuations reported by the Company regarding this expense are related to changes in foreign exchange rates. The royalty payment is paid in Canadian dollars.

Total depreciation and amortization expenses were $239,126 (CDN$239,126) in 2006 and $248,060 (CDN$248,060) in 2005. Total depreciation and amortization expenses were $173,185 (CDN$173,185) for the nine months ended September 30, 2007 compared to $156,439 (CDN$156,439) for the nine months ended September 30, 2006.

Total management fees and salaries were $285,715 (CDN$285,715) in 2006, as compared with $480,132 (CDN$480,132) in 2005. The Company incurred $85,000 (CDN$85,000) in management fees to the Company’s former President and CEO, and a further $18,018 (CDN$18,018) to the President for the fiscal year ending December 31, 2006. The other management fee was paid to the CFO in the amount of $18,018 (CDN$18,018). This compares to $24,000 (CDN$24,000) in salaries and $12,000 (CDN$12,000) in management fees to the Company’s former CFO in 2005 and $120,000 (CDN$120,000) paid to the Company’s former CEO. The balance of $164,679 (CDN$164,679) was paid to employees at the Bissett Creek Property during the fiscal year ending December 31, 2006 compared to $324,132 (CDN$324,132) paid to Bissett Creek Property employees in 2005. Total management fees and salaries were $933,883 (CDN$933,883) for the nine months ended September 30, 2007 as compared to $230,468 (CDN$230,648) for the nine months ended September 30, 2007.

Other general and administrative expenses totaled $472,947 (CDN$472,947) in 2006 vs. $981,940 (CDN$981,940) in 2005. These expenses reflect reduced exploration activity in 2006. The Company had a net loss from operations of $1,255,584 (CDN$1,255,584) in 2006 as compared with $1,844,219 (CDN$1,844,219) in 2005.

For the nine months ending September 30, 2007, expenses amounted to $2,010,448 (CDN$2,010,448) as compared to $961,005 (CDN$961,005) for the nine months ending September 30, 2006. Total expenses for professional fees were $44,130 (CDN$44,130) for the nine months ended September 30, 2007 and $170,962 (CDN$170,962) for the nine months ended September 30, 2006.

For the nine months ended September 30, 2007, the Company incurred a loss of $1,962,034 (CDN$1,962,034) as compared with a loss of $957,721 (CDN$957,721)for the six months ended June 30, 2006.

(b)	Stock-based Compensation Expenses

The primary reason for the increase in expenses for the nine month period ended September 30, 2007 is the stock compensation expense which occurred as a result of options approved by the Board of Directors for directors, officers and consultants. Using the Black Scholes formula, the expense for these options amounted to $286.245 (CDN$286,245) for the nine months ending September 30, 2007. These expenses were incurred in the three months ending June 30, 2007 $146,727 (CDN 146,727) and in the three months ending September 30, 2007 $139,518 (CDN $139,518), for a total of $286,245 (CDN $286,245). The Company also incurred management fees related to the hiring of executive personnel. Management fees for the nine months ended September 30, 2007 amounted to $933,883 (CDN$933,883) as compared to $230,468 (CDN$230,468) for the nine months ended September 30, 2006.

The additional stock compensation expense and management fees expense was particularly significant in the three months ended June 30, 2007 and three months ended September 30, 2007 as the new directors and new management team assumed responsibility in late March, 2007.

(c)	Office

The Company closed its office in Mankato, Minnesota, and opened a new head office facilities located at 2904 South Sheridan Way, Suite #100, Oakville Ontario, Canada, L6J 7L7 (the “Oakville Office”). A fee of $5,000 (CDN$5,000) was paid to the landlord in Mankato to terminate the outstanding lease. The Company moved from its previous Toronto premises on Dundas Street to the facilities in Oakville, effective August 1, 2007. The lease at the Oakville Office is for a period of 3 years at a monthly rate of $2,480 (CDN$2,480).

During the quarter ending March 31, 2007, the Company disposed of outdated equipment and received the sum of $18,080 (CDN$18,080). This transaction resulted in a loss on disposal of $11,920 (CDN$11,920).

(d)	Financing and Future Exploration

For the nine-month period ended September 30, 2007 the Company secured equity financing in the amount $1,204,894 (CDN$1,204,894), from non-affiliated shareholders. Included in this equity financing is $261,611 (CDN$261,611) which was received October 16, 2007. Subsequent to this, additional equity financing from non-affiliated investors has been received in the amount of $352,997 (CDN $352,997). Subscription agreements have been received and this financing will be reflected in the year end results for the 12 months ending December 31, 2007.

The Company signed a contract with Geostat International Inc. (“Geostat”) on May 22, 2007 regarding the preparation of a technical report meeting the requirements of Canadian National Instrument-43-101 for the Bissett Property. As part of the preparation of the Canadian National Instrument 43-101 report, Geostat has initiated a drilling program at the Bissett Property commencing the first week of August 2007. The program is designed to extract core samples of approximately 250 meters over five holes as part of their independent Canadian Nation Instrument 43-101 compliance study. These samples will be analyzed for verification and validation of the graphite ore zones. The specific drill targets were determined by Geostat following their review of the original drill target data prepared by Kilborn Engineering.

The Company has obtained a “preliminary” independent technical report, prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”), entitled “Technical Report Preliminary Assessment on Bissett Creek Graphite Property of Industrial Minerals Canada Inc.” (sometimes referred to herein as the “43-101 report”). The 43-101 Report was prepared by Gilbert Rousseau and Claude Duplessis of Geostat Systems International, Inc. (“Geostat”). Mr. Rousseau and Mr. Duplessis are “qualified persons” as that term is defined in NI 43-101, which contains standards and guidelines for the preparation of such reports. Based upon (i) a 6-hole drill validation program that was completed in August 2007, (ii) the results of exploration work performed by other parties from 1961 to 1980 including 158 diamond drill holes and (iii) a substantial amount of surface exploration, the report concludes that a preliminary “resource” has been identified consisting of “indicated” and “inferred” mineralized material. The reader is cautioned that the terms “resource,” “indicated” and “inferred” are not terms recognized by the Securities and Exchange Commission’s (the “SEC”) guidelines for disclosure of mineral properties, however, they are recognized defined terms under Canadian disclosure guidelines. Generally, “indicated” and “inferred” estimates do not rise to the level of certainty required by SEC guidelines. The mineralized material described in the report is not considered a “reserve” as that term is used in the mining industry and in SEC disclosure guidelines. The 43-101 report concludes that the Bissett Creek asset should prove to be economically viable and recommends that a feasibility study be performed. The Company must undertake a feasibility study before we can estimate the value of the Bissett Property.

The Ministry of Environment of the Province of Ontario has requested a storm water management plan from the Company. The Company has retained Knight Piésold to author this plan and this plan will be submitted to the Ministry of Environment when completed. Knight Piésold is a specialized international consulting company offering engineering and environmental services in Mining, Environment, Hydropower, Water Resources, Roads and Construction Services. The storm water management plan is expected by the end of 2007.

Revenues

Industrial Minerals has no source of revenue and we continue to operate at a loss. However, during the fiscal year ended December 31, 2006, the Company had nominal revenues of $3,040 (CDN$3,040) for 2006 and as compared to $760 (CDN$760) for 2005. The revenue in both years was not significant and resulted from sales of small samples of graphite that were extracted during testing. We expect our operating losses to continue for so long as we remain in an exploration stage and perhaps thereafter and expenses will need to be financed by continued outside financial support. The Company intends to seek equity financing and/or loans from shareholders and other interested parties in order to finance its operations. There is no assurance that such investments, loans, or other financial assistance will be forthcoming.

Liquidity and Capital Resources

The Company had cash on hand of $6,759 (CDN$6,759) at December 31, 2006 as compared with $83,300 (CDN$83,300) on hand at December 31, 2005. There were no receivables or prepaid expenses in 2006, whereas there was a receivable at December 31, 2005 of $35,158 (CDN$35,158), made up mainly of funds owed to the company by the Government of Canada. At September 30, 2007, the Company had cash on hand in the amount of $55,941 (CDN$55,941) as compared to $36,638 (CDN$36,638) at September 30, 2006. The Company received an additional $261,611 (CDN$261,611) on October 16, 2007 with the closing of a private placement with Wellington West Capital Inc. The subscription agreements for this private placement were executed as of September 28, 2007 and the investment is reflected on the Company’s balance sheet as of September 30, 2007.

The Company has a $10,000 (CDN$10,000) deposit on a fuel tank located at the Bissett Property and a deposit of $2,480 (CDN$2,480) in connection with the lease of our office in Oakville, Ontario.

The Company has a long-term deposit of $230,000 (CDN$230,000) with the Ministry of Finance for the Province of Ontario that was made in connection with our submitting a Mine Development and Closure Plan in December of 2004. The Mine Development and Closure Plan was accepted by, the Ministry of Northern Development and Mines, in accordance with the MINING ACT, R.S.O. 1990, Ontario Regulation 240/00, including the standards, procedures and requirements of the Mining Code of Ontario. The Company’s deposit is a financial guarantee to the Province of Ontario that adequate funds are available to affect a proper closure of a mine at the Bissett Property site.

The Company had accounts payable of $123,591 (CDN$123,591) at September 30, 2007, as compared with $110,710 (CDN$110,710) at September 30, 2006. Payment of a large portion of these payables was completed in late October, 2007. Accrued interest payable of $41,652 (CDN$41,652) was outstanding at September 30, 2007. This interest pertains to accruals on loans payable of $90,796 (CDN$90,796) due within one year, as well as a loan of $110,000 (CDN$110,000) which also is due. The loan in the amount of $90,769 was advanced by a shareholder who is a former officer and director of the Company. The lender in this case extended the terms of repayment for an indefinite period pursuant to an oral agreement with the Company. The loan in the amount of $110,000 was advanced by a third party who is not related to the Company. Both loans are in good standing as of the date of this prospectus.

Loans payable of $200,796 include loans to two parties that hold promissory notes with interest of 7% on $90,796 and interest of 10% on $110,000. These loans are currently due and arrangements are being negotiated for an orderly retirement of this debt. The lender in each case is not related to the Company.

The Company has non-current loans of $677,492 as at September 30, 2007. This includes loans from non related parties in the amount of $402,182 which have no specific terms of repayment. The balance of $275,310 includes loans and fees that will be paid an orderly basis. These loans were made by former officers and shareholders of the Company and have assisted the Company in financing its current deficit and in retiring current liabilities outstanding. See RELATED PARTY TRANSACTIONS. None of the foregoing lenders have declared defaults or taken legal steps to collect amounts due. The Company intends to obtain additional financing either by way of private placements, loans, or a combination of both from shareholders and other interested parties to retire outstanding debt, and finance its operations over the next twelve months. There is no assurance that the Company will be successful in its attempt to obtain said funding.

Selected Financial Information

	Nine Months ended September 30, 2007		Fiscal Year ended December 31, 2006		Fiscal Year ended December 31, 2005
Cash Flows and Cash Equivalents

Cash and cash equivalent		$97,869		$16,759		$157,974
Working Capital		$(305,006)		$(333,046)		$(99,038)
Cash used in operating activities		$(863,050)		$665,550		$1,526,059
Cash used in investing activities		$(20,155)		$(4,050)		$(239,775)
Cash provided by financing activities		$932,388		$593,059		$1,821,408

Summary Financial Information

Revenues	$	Nil		$3,040		$760
Net Loss		$(1,962,034)		$1,255,584		$1,844,219
Loss per share-basic and diluted		$0.01		$0.01		$0.02
Total Assets		$1,873,769		$1,727,607		$2,158,151
Total Liabilities		$1,310,367		$962,582		$2,083,943
Cash dividends declared per share	$	Nil	$	Nil	$	Nil

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of September 30, 2007 or at December 31, 2006.

Contractual Obligations and Other Long-Term Liabilities

Industrial Minerals has the following minimum commitments under contractual obligations, including purchase obligations. A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding and that specifies all significant terms, including: fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Other long-term liabilities are defined as long-term liabilities that are reflected on Industrial Minerals’ balance sheet under GAAP. Based on this definition, the table below includes only those contracts, which include fixed or minimum obligations. It does not include normal purchases, which are made in the ordinary course of business.

The following table provides aggregated information about Industrial Minerals’ outstanding contractual obligations and other long-term liabilities as of September 30, 2007 and December 31, 2006.

Contractual Obligation and Long-term Liability Summary

	Nine Months ended September 30, 2007	Fiscal Year ended December 31, 2006
Mortgage Payable & Interest	$11,837	$10,413
Current Loans Payable & Interest	$242,448	$210,664
Loans Payable & Interest	$677,492	$599,495

Total Contractual Commitments	$1,310,367	$962,582

Royalties

The Bissett Property is subject to a royalty payment of $20.00 (CDN$20.00) per ton of graphite carbon concentrate produced and a 2.5% net smelter return royalty payable on any other mineral derived from the property. Annual advance royalty payments of $27,000 (CDN$27,000) are payable semi-annually.

Consulting Agreements

As of April 3, 2007, the Company entered into a consulting services agreement with O2 Ltd. (the “O2 Agreement”), a company controlled by a shareholder of the Company. The O2 Agreement has since expired by its terms. Under the terms of the O2 Agreement, O2 Ltd. provides the Company with consulting services regarding the assessments of the flake graphite business and business development opportunities, management personnel recruitment, marketing contracts, and identification of sources of capital and investment in the Company, as well as the facilitation of any such potential relationships. The O2 Agreement had a term of six months. O2 Ltd. received 15,000,000 shares of the Company’s common stock for its services.

As of July 1, 2007 the Company entered into a consulting services agreement with John A. Carter (the “Carter Agreement”). Under the Carter Agreement, Mr. Carter was retained to advise the Company regarding mineral processing and process engineering at the Bissett Property. The Company will pay Mr. Carter $10,000 per month and also granted Mr. Carter the option to acquire up to 1,100,000 shares of Industrial Minerals’ common stock at $0.20 per share in tranches as follows: (i)50,000 options granted when final construction of the mine plant equipment is operable, (ii) 50,000 options upon completion of construction of the the proposed Bissett Creek mine plant, (iii) 100,000 options when certificate of completion of construction of the proposed Bissett Creek Mine plant equipment is issued, (iv) 800,000 options upon a successful audit of throughput quantity and quality to National Instrument 43-101 specifications, (v) 100,000 bonus options if the actual cost of construction of the mine plant and equipment is 15% below budget and if completion occurs on a date that is 20% less man-days than the applicable timeline. Each tranche of options shall expire 2 years from the date on which it was granted. On January 29, 2008, the Company granted Mr. Carter a further option of 500,000 shares, vesting as follows: 250,000 shares on April 3, 2008 and 250,000 shares on April 9, 2009. The exercise price of the new options is $0.15 per share. The Company may terminate the Carter Agreement at any time upon giving Mr. Carter ten days prior written notice.

As of July 1, 2007, the Company entered into a three-year advisory services agreement with L. David Michaud (the “Michaud Agreement”). Under the terms of the Michaud Agreement, Mr. Michaud will advise the Company regarding mineral processing, processing engineering, metallurgical research and mining technology and development at the Bissett Property for a term of three years. The Company has granted Mr. Michaud the option to acquire up to 750,000 options at a price of $0.20, vesting as follows: (i) 250,000 options on July 1, 2008; (ii) 250,000 options payable on July 1, 2009 and (iii) 250,000 options on July 1, 2010. The expiry date of each tranche is two years from the date of each grant. In the event of an early termination of the Michaud Agreement, Mr. Michaud will be entitled to a prorated portion of the unearned stock option shares.

As of October 1, 2007, the Company entered into a consulting services agreement with P.A. Hynek & Associates (the “Hynek Agreement”), a company controlled by Paul Hynek. Under the terms of the Hynek Agreement, P.A. Hynek & Associates will provide the Company with consulting services regarding the development, design, and implementation of the pilot plant at the Bissett Property for a period on one year, or until terminated with 10 days prior written notice by the Company. Hynek & Associates will receive $6,500 per month for their services. Mr. Hynek has been granted the option to acquire 2,000,000 options at a price of $0.10, vesting as follows: 666,666 options on April 3, 2008, 666,666 options on April 3, 2009, and 666,668 options on April 3, 2010. The expiry date of each tranche is two years from the date of each grant.

As of October 1, 2007 the Company entered into a consulting services agreement with Mr. W. Campbell Birge (the “Birge Agreement”). Mr. Birge is a former President and Chief Executive Officer of the Company. Mr. Birge was retained to provide shareholder relations and corporate communications services for the Company for a period of 2 years, or until terminated with 10 days prior written notice from the Company. During the term of the Birge Agreement, Mr. Birge will receive $2,000 per month.

As of October 5, 2007, the Company entered into an investor relations agreement (the “Equicom Agreement”) dated September 17, 2007 with The Equicom Group, Inc., pursuant to which The Equicom Group, Inc. will provide investor relations services for the Company. Under the Equicom Agreement, the Company will pay an annual fee of CDN$84,000, payable in equal monthly installments of $7,000.

Employment Agreements

As of July 1, 2007, the Company entered into an employment agreement with David Wodar (the “Wodar Agreement”) pursuant to which Mr. Wodar was retained as the Company’s President and Chief Executive Officer. Under the terms of the Wodar Agreement, Mr. Wodar will receive a base annual salary of CDN$170,000 and is eligible to receive an annual bonus and participate in other incentive compensation plans which the Company may establish for similarly situated employees.

As of July 1, 2007, the Company entered into an employment agreement with Mr. Scott Old (the “Old Agreement”), pursuant to which Mr. Old was retained as the Company’s Vice President of Sales and Marketing. Under the terms of the Old Agreement, Mr. Old was to receive a base annual salary of CDN$120,000 and was eligible to receive an annual bonus and participate in other incentive compensation plans which the Company may establish for similarly situated employees. Mr. Old ceased to be employed by the Company as of January 31, 2008.

As of July 1, 2007, the Company entered into an employment agreement with Mr. Paul Cooper (the “Cooper Agreement”) pursuant to which Mr. Cooper was retained as the Company’s Chief Operating Officer. Under the terms of the Cooper Agreement, Mr. Cooper will receive a base annual salary of CDN$135,000 and is eligible to receive an annual bonus and participate in other incentive compensation plans which the Company may establish for similarly situated employees.

As of July 1, 2007, the Company entered into an employment agreement with Mr. Robert Dinning (the “Dinning Agreement”) pursuant to which Mr. Dinning was retained as the Company’s Chief Financial Officer. Under the terms of the Dinning Agreement, Mr. Dinning will receive a base annual salary of CDN$108,000 and is eligible to receive an annual bonus and participate in other incentive compensation plans which the Company may establish for similarly situated employees.

Critical Accounting Estimates and Policies

Accounting policies are integral to understanding this management’s discussion and analysis. The consolidated financial statements of Industrial Minerals are prepared in conformity with US GAAP, which requires the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Industrial Minerals’ accounting policies are described in Note 2 to the Consolidated Financial Statements for the three and nine-month period ended September 30, 2007 Critical accounting estimates are described in this section. An accounting estimate is considered critical if: the estimate requires management to make assumptions about matters that were highly uncertain at the time the estimate was made; different estimates reasonably could have been used; or if changes in the estimate that would have a material impact on the Company’s financial condition or results of operations are reasonably likely to occur from period to period. Management believes that the accounting estimates employed are appropriate and resulting balances are reasonable.

Acquisition, Exploration and Evaluation Expenditures

Industrial Minerals is an exploration stage mining company and has not realized any revenues from its operations. Our mineral property acquisition costs will be capitalized in accordance with US GAAP when management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of budgeted development expenditures. Mineral property acquisition costs are expensed as incurred if the criteria for capitalization is not met. Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property will be capitalized. As of the date of this prospectus, the Company has incurred only acquisition and exploration costs which have been expensed. To date the Company has not established any proven or probable reserves on its mineral property.

Going Concern

The critical assumption made by management of the Company is that the Company will continue to operate as a going concern. The following is contained in the notes to the financial statements of the Company as of September 30, 2007.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has suffered material recurring losses from operations since inception. At September 30, 2007, the Company had a negative working capital of $305,006 (CDN$305,006), recurring losses, and an accumulated deficit of $7,351,691 (CDN$7,351,691) and negative cash flow from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Continuation of the Company is dependent on achieving sufficiently profitable operations and possibly obtaining additional financing. Management has and is continuing to raise additional capital from various sources. The Company’s website contains all news releases in the past year as well as detailed descriptions and analysis of the Company’s mineral property. There can be no assurance that the Company will be successful in raising additional capital as and when it is required.

The financial statements do not include any adjustment relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

In addition, the Company’s auditors have expressed a concern that the Company may not be able to continue as a going concern.

If the Company cannot continue as a going concern the value of the Company’s assets may approach a level close to zero. Investors should be cautioned that should the Company cease to operate the Company may recover a small fraction of the original costs of its assets should a liquidation of the Company’s assets occur.

Impairment of Long-Lived Assets

Industrial Minerals periodically reviews the carrying value of its long-lived assets held and used, other than goodwill and intangible assets with indefinite lives, and assets to be disposed of when events and circumstances warrant such a review. This review is performed using estimates of future cash flows. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value.

DISCLOSURE CONTROLS AND PROCEDURES

The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the Company’s Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including its Chief Executive Officer (CEO) and Chief Financial Officer (CFO), as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of “disclosure controls and procedures” in Rule 13(a)-14(c). The Company’s disclosure controls and procedures are designed to provide a reasonable level of assurance of reaching the Company’s desired disclosure control objectives. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. The Company’s certifying officers have concluded that the Company’s disclosure controls and procedures are effective in reaching that level of assurance.

As of the end of 2006, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s CEO and CFO, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based on the foregoing, the Company’s CEO and CFO concluded that the Company’s disclosure controls and procedures were effective.

There have been no changes in the Company’s internal controls or in other factors that could significantly affect the internal controls subsequent to the date the Company completed its evaluation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Outstanding Share Data

(a)     The Company’s common stock is traded on the OTC Bulletin Board® under the symbol “IDSM”. The table below sets forth the high and low bid prices of the Company’s common stock for the periods indicated. Such prices are inter-dealer prices, without mark-up, mark-down or commissions and do not necessarily represent actual sales.

2005	HIGH	LOW
1st quarter	1.27	0.77
2nd quarter	1.01	0.40
3rd quarter	0.77	0.35
4th quarter	0.91	0.35

2006	HIGH	LOW
1st quarter	0.50	0.25
2nd quarter	0.42	0.21
3rd quarter	0.30	0.13
4th quarter	0.43	0.11

2007	HIGH	LOW
1st quarter	0.16	0.07
2nd quarter	0.25	0.10
3rd quarter	0.27	0.15
4th quarter	0.30	0.11

(b)     As of September 30, 2007 there were 342 shareholders of record of the Registrant’s common stock.

(c)     The Company has neither declared nor paid any cash dividends on its common stock, and it is not anticipated that any such dividend will be declared or paid in the foreseeable future.

Private Placements

The following table summarizes private placements that occurred during 2007:

Shares	Price per Share ($US)	Date Issued
5,000,000	$0.05	April 3, 2007

910,000	$0.10	April 3, 2007

3,333,333	$0.15	April 27, 2007

335,000	$0.16	July 1, 2007

2,830,067	$0.18	October 17, 2007

785,300	$0.17	October 31, 2007

On April 3, 2007, the Company authorized a private placement with a single investor of 910,000 units at $0.10 (CDN$0.10) per unit for proceeds of $91,000 (CDN $91,000). Each unit consisted of one share of common stock and one common stock purchase warrant entitling the owner to acquire an additional share of common stock at $0.10 (CDN$0.10) per share on or before April 3, 2009.

On April 3, 2007, the Company authorized a private placement with a single investor of 5,000,000 units at $0.05 (CDN$0.05) per unit for $250,000(CDN$250,000). Each unit consisted of one share of common stock and one common stock purchase warrant entitling the owner to acquire an additional share of common stock at $0.05 (CDN$0.05) per share on or before April 3, 2008.

On April 27, 2007, the Company authorized a private placement with Wellington West Capital Inc. for net proceeds of $500,000 (CDN$500,000). Thirty accredited investors participated, at a price of $0.16 per share, less a commission of $0.01 per share, for a net of $0.15 (CDN $0.15) per share. Wellington West Capital Inc. also received 500,000 broker warrants issued at and exercise price of $0.16 (CDN$0.16) per share exercisable up to April 27, 2009.

On July 1, 2007, the Company authorized a private placement with a single investor of 335,000 common shares at $0.16 (CDN$0.16) per share for proceeds of $53,600 (CDN$0.16).

On October 17, 2007, the Company authorized a private placement of 2,830,067 shares of the Company’s common stock with Wellington West Capital, Inc., a Toronto, Ontario broker dealer acting as agent, for total proceeds of $509,411.90 (CDN$509,411.90). Twenty six accredited investors participated at a price of $0.18 (CDN$0.18), less a commission of $0.01 per share, for a net of $0.17 per share. Wellington West Capital received $28,300.66 (CDN$28,300.66) in the transaction.

On October 31, 2007 the Company authorized a private placement of 785,300 shares of the Company’s common stock. Two accredited investors participated at a price of $0.17 (CDN$0.17) per share, for proceeds of $133,501 (CDN$133,501).

With respect to the unregistered sales, the Company relied on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) with respect to U.S. persons and Regulation S promulgated under the Securities Act with respect to non-U.S. persons. No advertising or general solicitation was made in offering the securities.

Purchase Warrants

The following table summarizes the warrants outstanding as of December 5, 2007.

Date	Number of Warrants Granted	Exercise Price ($US)	Expiration Date
2007	5,000,000	$0.05	April 3, 2008
2007	910,000	$0.10	April 3, 2009
2007	500,000	$0.16	April 27, 2009
Exercised	0
Expired	0
Cancelled	0

Total	6,410,000

Dividends

The Company has not declared any cash dividends on our common stock. The Company plans to retain any future earnings, if any, for exploration programs, administrative expenses and development of the Company and its assets.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

The following persons are current executive officers of the Company as of the date of this Prospectus, of which this Registration Statement forms a part:

Name	Position Held
David Wodar	President and Chief Executive Officer
Paul K. Cooper	Chief Operating Officer
Robert G. Dinning	Chief Financial Officer and Secretary

The following persons are the current directors of the Company as of the date of this registration statement and will serve until the next meeting of shareholders or until replaced:

Name	Position
William E. Thomson	Chairman
William Booth	Director
Robert Dinning	Director

Reorganization of Officers and Directors

On September 15, 2006, the Company underwent a change in management as a result of the resignation of Larry Van Tol, who had been President and CEO since November 2004. The Board of Directors accepted Mr. Van Tol’s resignation on September 14, 2006 and Mr. Van Tol was replaced by W. Campbell Birge as President and CEO on September 15, 2006. Also on September 15, 2006, Robert Dinning, C.A. was appointed to the position of Chief Financial Officer, Secretary and Director. Thomas Banford also resigned from the Board on August 16, 2006. There were no disagreements with Mr. Van Tol or Mr. Banford regarding the Company’s operations, policies or procedures.

On March 19, 2007, a further management change occurred when three directors, Campbell Birge, Stephen Weathers, and Pat Rogers submitted their resignations from the board. Mr. Birge, who resigned to pursue other endeavors, will continue to assist the Company in the development of the Bissett Property as a consultant. See the Section “RELATED PARTY TRANSACTIONS” herein.

On March 20, 2007, William E. Thomson was appointment to fill a vacancy on the board. He became Chairman of the Board on April 3, 2007. William D. Booth also was appointed to fill a vacancy on the board. Robert Dinning remained as CFO, Secretary and a director of the Company.

On April 3, 2007, Dick Van Wyck was appointed President and Chief Executive Officer. In addition, on that date David Wodar was appointed Vice President, Corporate Communications.

On July 9, 2007, Mr. Van Wyck resigned as President and Chief Executive Officer of the Company. At the time of his resignation, Mr. Van Wyck had no disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Industrial Mineral’s Board of Directors then appointed David J. Wodar as President and Chief Executive Officer, and Paul K. Cooper was appointed Chief Operating Officer. In addition to the foregoing, on April 3, 2007 Paul Hynek, assumed the role of Chairman of the Advisory Board. Mr. Hynek is a metallurgical specialist with an extensive background in large scale mining projects and formerly acted as Supervisor of Powder Characterization for INCO.

The advisory board is comprised of Mr. Hynek, and David Michaud, a metallurgist. The role of the Advisory Board is to advise the Company concerning the possibility of future mine development and operation.

Of our Board of Directors two are considered “independent” as defined under the rules relating to the NASDAQ Stock Market.

The following is a description of each member of our Board of Directors and our senior management.

William E. Thomson – Chairman of Board of Directors

William Thomson is Chairman of Thomson Associates, of Toronto, Ontario, and London, England, a company that he founded in 1978. Thomson Associates is a merchant banking company providing corporate finance expertise and management leadership to businesses. Mr. Thomson currently serves on the board of directors for the following public companies: (1) China Automotive Systems Inc. (Nasdaq: CAAS), (2) Score Media Inc. (TSX: SCR.TO), and (3) Open EC Technologies Inc. (TSX-Venture: OCE.V). Mr. Thomson currently serves on the board of directors for the following private companies: (1) Wright Environmental Management Inc., (2) Han Wind Energy (BVI), (3) Summitt Energy Management, (4) Redpearl Funding Corp., (5) Electrical Contacts Ltd., (6) YTW Growth Capital Management Corp. as Vice Chairman, (7) Debt Freedom Canada Inc. as Chairman, (8) Paradox Financial Solutions Inc., and (9) Confederation of Italian Entrepreneurs Worldwide Canada. Mr. Thomson is a past director of Med-Emerg International Inc. as Chairman, Esna Technologies Inc. as Chairman, Asia Media Group Corporation as Chairman, TPU Plastics Ltd., Elegant Communications Ltd., The Aurora Fund, Upper Lakes Shipping Ltd., Worl Educational Services, Wiresmith Ltd., Symtech Canada Ltd., Atlast Pain & Injury Solutions, Inc., and JITE Technologies Inc.

William Booth – Director

Mr. William Booth is currently Vice President – Inventory Management of Northern Group Retail Ltd, a large multi outlet retail entity located throughout North America. He is 47 years old and has held this position in excess of five years. He serves as an independent director of the Company.

Robert Dinning – Chief Financial Officer, Secretary, and Director

Mr. Dinning is a Chartered Accountant, and life time member of the Alberta Institute of Chartered Accountants. Mr. Dinning has operated a consulting practice since 1977. He has an extensive background in corporate finance, operating in the mining and high tech industries. Mr. Dinning has been an officer and director of various public and private companies for the past 35 years, including various Companies in both the United States and Canada. Mr. Dinning is currently a director of Apolo Gold & Energy Inc. Mr. Dinning is 68 years old.

David J. Wodar – President and Chief Executive Officer

Mr. Wodar graduated from the University of Western Ontario with a B.A. in economics in 1989. Mr. Wodar has operated his own consulting business, Vantage Point Capital for the past 11 years, specializing in Marketing and Communications for private and public entities. Mr. Wodar is 40 years old.

Paul K. Cooper – Chief Operating Officer

Mr. Copper earned a degree in chemical engineering from the University of Western Ontario in 1978, and an MBA in 2001. From 1986 to 2001, Mr. Cooper was a partner in Forest Hill Financial Services, a private investment firm that provides asset based lending to small and medium sized business. In 2001, Mr. Copper was appointed President of CDPlus, a Canada based retail chain. From 2002 to 2005 he was President of Glass Recycling Technologies, a glass recycling facility in Jacksonville, Florida. Prior to joining Industrial Minerals, Mr. Cooper was a senior risk manager for Canadian Tire Corporation, a national retail chain in Canada. Mr. Copper is 54 years old.

No appointee for a director position has been found guilty of any civil regulatory or criminal offense or is currently the subject of any civil regulatory proceeding or any criminal proceeding.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(s) forms they file.

The following persons failed to file forms on a timely basis during the past two fiscal years as required under Section 16(a) as follows:

        None.

Conflicts of Interest

Members of the Company’s Board of Directors are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of the Company. Insofar as the directors are engaged in other business activities, management anticipates it will devote only a minor amount of time to the Company’s affairs.

The Company’s Board of Directors has adopted a policy that the Company will not seek a merger with, or acquisition of, any entity in which any officer or director serves as an officer or director or in which they or their family members own or hold a controlling ownership interest. Although the Board of Directors could elect to change this policy, the Board of Directors has no present intention to do so.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary*	Stock Award	Option Award	All Other Compensation
David Wodar, President & CEO	2007 2006	CDN$170,000 0	1,000,000 0	4,000,000 (1) 0	0 0
Paul Cooper, Chief Operating Officer	2007 2006	CDN$135,000 0	0 0	1,200,000 (3) 2,000,000 (3)	0 0
Robert Dinning, Chief Financial Officer, Director	2007 2006	CDN$108,000	250,000 0	2,250 ,000 (4) 0	$18,018
William Thomson, Director, Chairman of the Board	2007 2006	0 0	0 0	4,000,000 (5) 0	0 0
William Booth, Director	2007 2006	0 0	0 0	1,000,000 (6) 0	0 0
W. Campbell Birge, Former CEO and acting CFO (Resigned 9/15/06)	2007 2006	CDN$2,000/Month (7) 0	0	0	0 $18,018
Larry Van Tol, Former President and CEO until 9/1/07	2006 2005	$85,000 $120,000	0 0	0 0	0 0
Scott Old, Former VP Sales & Marketing	2007 2006	CDN$120,000 0	1,000,000 0	1,100,000 (2) 0	0 0

* Salary amounts are annual salaries assuming employment for a full twelve months.

(1)	Pursuant to the Stock Option Grant Agreement between the Company and Mr. Wodar, dated April 3, 2007, Mr. Wodar is to receive 1,333,333 options on each of April 3, 2008, April 3, 2009 and April 3, 2010. The exercise price is $0.10 per share.

(2)	Pursuant to the Stock Option Grant Agreement between the Company and Mr. Old, dated April 3, 2007, Mr. Old was to receive 1,333,333 shares on each of April 3, 2008 and April 3, 2009 and 1,333,334 on April 3, 2010. The exercise price was $0.10 per share. Mr. Old departed the Company on January 31, 2008 and is eligible to exercise 1,100,000 options on April 3, 2008.

(3)	Pursuant to the Stock Option Grant Agreement between the Company and Mr. Cooper, dated July 1, 2007, Mr. Cooper is to receive 200,000 on July 1, 2007 and 1,000,000 on July 1, 2008. The exercise price is $0.20 per share. A further option grant of 2,000,000 was granted to Mr. Cooper on January 29, 2008, and he is eligible to receive 1,000,000 on April 3, 2008 and 1,000,000 on April 3, 2009. The exercise price is $0.15 per share.

(4)	Pursuant to the Stock Option Grant Agreement between the Company and Mr. Dinning, dated April 3, 2007, Mr. Dinning is to receive 500,000 options on each of April 3, 2008, April 3, 2009, April 3, 2010 and April 3, 2011. The exercise price is $0.10 per share. In addition, the Company granted Mr. Dinning 250,000 options on June 30, 2007. The exercise price is $0.10 per share.

(5)	Pursuant to the Stock Option Grant Agreement between the Company and Mr. Thomson, dated April 3, 2007, Mr. Thomson is to receive 1,000,000 on each of April 3, 2008, April 3, 2009, April 3, 2010 and April 3, 2011. The exercise price of the options is the closing market on the grant date for each respective tranche.

(6)	Pursuant to the Stock Option Grant Agreement between the Company and Mr. Booth, dated April 3, 2007, Mr. Booth is to receive 250,000 on each of April 3, 2008, April 3, 2009, April 3, 2010 and April 3, 2011. The exercise price of the options is the closing market on the grant date for each respective tranche.

(7)	Effective as of October 1, 2007, the Company entered into a Consulting Services Agreement pursuant to which Mr. Birge was retained to provide advisement regarding shareholder relations and corporate communications. The term of the Consulting Services Agreement with Mr. Birge is 2 years, during which time shall be paid CDN$2,000 per month. The Company may terminate the Consulting Services Agreement with Mr. Birge at any time, given 10 days prior notice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have 137,644,076 shares of common stock issued and outstanding as of December 31, 2007. We have included in the table below the number of common shares of Industrial Minerals held by the officers, directors, and 5% or greater shareholders as of January 31, 2008 of Industrial Minerals. The last column of the table below reflects the voting rights of each officer and/or director as a percentage of the total voting shares.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage Class Held
David Wodar President & CEO 2904 South Sheridan Way #100 Toronto, Ontario M5G 1Z3	900,000 (1)	0.65%
Paul Cooper Chief Operating Officer 2904 South Sheridan Way #100 Toronto, Ontario M5G 1Z3	20,000	0.02%
Robert Dinning Chief Financial Officer 2904 South Sheridan Way #100 Toronto, Ontario M5g 1Z3	250,000	0.19%
W. Campbell Birge Former President and CEO PO Box 415 2663 Courtney Way Shawnigan Lake, BC V0R 2W0	6,379,750 (2)	4.64%
William E. Thomson 390 Bay Street Suite #1705 Toronto, Ontario M5H 1W2	1,000,000	0.73%
TOTAL		6.31% of Outstanding Common Shares

(1)	Registered to CSC Wodar Investments, Inc., an Ontario corporation controlled by David Wodar.

(2)	Includes 916,275 shares in the name of Paola Levet, wife of Mr. Birge

As a group, management, officers and directors (including former officers and directors) of the Company own or control 6.31% of the issued and outstanding shares of Industrial Minerals.

As of November 27, 2007, O2 Holdings, Ltd., an Ontario limited liability company, held 9,500,000 Shares, which exceeded 5% of the outstanding Shares of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of October 1, 2007 the Company entered into a consulting services agreement with Mr. W. Campbell Birge (the “Birge Agreement”). Mr. Birge is a former President and Chief Executive Officer of the Company. Mr. Birge was retained to provide shareholder relations and corporate communications services for the Company for a period of 2 years, or until terminated with 10 days prior written notice from the Company. During the term of the Birge Agreement, Mr. Birge will receive $2,000 per month.

The Company has an accrued interest payable of $41,652 (CDN$41,652) that was outstanding at September 30, 2007. This interest pertains in part, to a loan in the amount of $90,769 that was advanced by a shareholder who is a former officer and director of the Company. The lender in this case extended the terms of repayment for an indefinite period pursuant to an oral agreement with the Company. The Company considers this loan to be in good standing as of the date of this prospectus.

ORGANIZATION WITHIN THE LAST FIVE YEARS

All related party transactions are disclosed above in RELATED PARTY TRANSACTIONS.

The Company was incorporated on November 6, 1996 in the State of Delaware under the name, “Winchester Mining Corp.” In May of 2000, the Company (then known as Winchester Mining Corp.) entered into a Share Purchase Agreement with Hi-Plains Energy Co., a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which the Company acquired all of the shares of Hi-Plains Energy Co. On May 15, 2000, Hi-Plains Energy Co. was merged into the Company with the result that the Company became a successor registrant under the Exchange Act and the shares of Hi-Plains Energy Co. were retired. On May 16, 2000, the Company changed its name to PNW Capital, Inc. The Company then attempted to develop and commercialize a magnetized packaging and dispensing system for plastic bags and dryer sheets for location on kitchen refrigerators. This effort was abandoned in 2001.

On January 31, 2002, the Company entered into an acquisition agreement to acquire Industrial Minerals Inc., a Nevada corporation (“IMI”) and the lessee under the Bissett Creek Lease. See, “PROPERTY – Bisset Creek Lease.” The stock consideration paid by the Company pursuant to the acquisition agreement was negotiated based upon a summary report on the Bissett Property, prepared by an independent consultant. Under the terms of the acquisition agreement, the Company exchanged a total of 31,511,700 shares of its common stock for 91% of the issued and outstanding shares of IMI. As a result of the transaction, IMI subsequently became a wholly owned subsidiary of the Company and the shareholders of IMI became shareholders of the Company. On April 30, 2002, IMI was merged into the Company and the Company changed its name to Industrial Minerals, Inc.

On February 25, 2002, the Company formed its wholly owned subsidiary, Industrial Minerals Canada Inc, an Ontario corporation. On August 13, 2003, the Company assigned the Bissett Creek Lease to its wholly owned subsidiary.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our common stock. This summary is subject to and qualified in its entirety by our Certificate of Incorporation as amended, our by-laws and by the applicable provisions of Delaware corporate law. Our authorized capital stock consists of 200,000,000 shares of Common Stock having a par value of $.0001 per share. There is no cumulative voting for the election of directors. There are no preemptive rights to purchase shares. The holders of shares of common stock are entitled to dividends, out of funds legally available therefore, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters presented to the shareholders for a vote. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to shareholders after payment of all creditors. All of our issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that our unissued shares of common stock are subsequently issued, the relative interests of existing shareholders will be diluted.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered hereunder by the selling shareholders. We will not pay any commissions or any of the expenses of the selling shareholders related to the sale of these shares. We will pay all of the expenses related to the preparation and filing of the registration statement of which this prospectus forms a part.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

The registration statement, of which this prospectus forms a part, relates to our registration, of an aggregate of 51,277,366 shares of common stock offered by the selling shareholders below. We believe, based on information supplied by the following persons that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own.

Name	Shares	Shares To Be Issued Upon Exercise of Warrants and Options	Relationship with Issuer	Shares Owned After Offering*
Brian Scott	555,556	0	None	0
431 Ambrose Street
Thunder Bay, Ontario
P7B 1M5

Henry Jantunen	295,139	0	None	0
Hwy 595, RR1
Kakabeka Falls, Ontario
P0T 1W0

Mike Fanti	138,889	0	None	0
3110 Oriole St
Thunder Bay, Ontario
P7K 1B9

Don Young	27,778	0	None	0
2015 Whitegates Dr
Thunder Bay, Ontario
P7K 1G3

1401330 Ontario Limited	138,889	0	None	0
201 Kelner Pl.
Thunder Bay, Ontario
P7E 6V3 (1)

Charles Bye	388,889	0	None	0
1623 Cumming St, Thunder Bay,
Ontario
P7C 1P6

Jack Mallon	77,778	0	None	0
2067 Sunnyside Beach
Thunder Bay, Ontario
P78 5E4

Mauro Health Facility	132,639	0	None	0
63 Carrie St
Thunder Bay, Ontario (2)

Phillip Brenner	123,611	0	None	0
1213 Forest St
Thunder Bay, Ontario
P7C 2X1

Allen Doyle	90,278	0	None	0
1246 Riverdale Rd
Thunder Bay, Ontario
P7J 1N1

Gerald Whitehurst	295,139	0	None	0
2260 Robin Cres
Thunder Bay, Ontario
P7C 4T9

G. DePiero	118,056	0	None	0
502-315 Hodder Ave
Thunder Bay, Ontario
P7A 1T2

Terry Dyck	201,770	0	None	0
792 Mercier St
Thunder Bay, Ontario
P7G 1G8 (3)

Robert Chambers	62,500	0	None	0
409 Ford St N.
Thunder Bay, Ontario
P7C 4L7

John Aiken	35,000	0	None	0
RR 6 Stn F
Thunder Bay, Ontario
P7C 4L7

Brian Scott	512,188	0	None	0
431 Ambrose St
Thunder Bay, Ontario
P7B 1M5

Gerrit Brink	93,759	0	None	0
RR 5 Lot 30 Conn 2
Thunder Bay, Ontario
P7C M59

Charles Bye	250,000	0	None	0
1623 Cumming St
Thunder Bay, Ontario

Dave Young	62,500	0	None	0
465 Apple Lane
Mississauga, Ontario
L5J 2T2

Mike Fanti	218,750	0	None	0
3110 Oriole St
Thunder Bay, Ontario
P7K 4J2

Ronald Parcher	93,750	0	None	0
765 Hwy 590, PO Box 11
Kakabeka Falls, Ontario
P0T 1W0

Hank Tempelman	250,000	0	None	0
657 Gratton Rd
Thunder Bay, Ontario P7G 1L8

Derick Dykstra	81,250	0	None	0
PO Box 86
Kakabeka Falls, Ontario
P0T 1W0

Robert Arnone	156,250	0	None	0
201 Kelner Place
Thunder Bay, Ontario
P7E 6V3

Lucio Coppola	62,500	0	None	0
132 Summit Avenue
Thunder Bay, Ontario
P7B 3P1

Brian Belluz	62,500	0	None	0
RR #6
Thunder Bay, Ontario
P7C 5N5

Candace Logozzo	15,625	0	None	0
284 Fassina St
Thunder Bay, Ontario
P7B 5Y3

Dave Ringlus	62,500	0	None	0
306-149 Fanshaw St
Thunder Bay, Ontario
P7C 5Z9

John Soychak	62,500	0	None	0
120 Malibu St
Thunder Bay, Ontario
P7K 1C3

Andy Martin	31,250	0	None	0
472 Vanguard Cres.
Oakville, Ontario
L6L 5G7 (3)

Lyle Knudsen	31,250	0	None	0
130 Masters St.
Thunder Bay, Ontario
P7B 6L5

Dr. Hachim Babay	81,250	0	None	0
63 Algoma St, N. Unit 204
Thunder Bay, Ontario
P7A 4Z6

Sam Garofalo	62,500	0	None	0
217 Hogarth Place
Thunder Bay, Ontario
P7A 7H3

Lorne Firman	62,500	0	None	0
c/o Buset & Partners
1121 Barton St
Thunder Bay, Ontario
P7B 5N

Mascarin Collision Center	125,000	0	None	0
610 Harold Crest
Thunder Bay, Ontario
P7C 5H5 (4)

Tom Boshcoff	62,500	0	None	0
1406 Louis St
Thunder Bay, Ontario
P7G 1J3

Patrick Chan	600,000	0	None	0
110 Kingswood Road
Toronto, Ontario
M4E 3N5 (15)

Paul Demaiter	185,300	0	None	0
79 Wellington St. West
Suite 1000
Toronto, Ontario
M5K 1A1 (15)

Yukon Gold Corporation, Inc.	5,000,000	5,000,000	None	0
55 York Street; Suite 401
Toronto, ON M5J 1R7 (5)

Patrick McNamara**	910,000	910,000	None	0
2857 Sherwood Heights Drive,
Unit 3
Oakville, ON L6J 7J9 (6)

Wellington West Capital, Inc. (7)	0	500,000	None	0

Elizabeth West 1910 Centre Road, P.O. Box 288, Carlisle, Ontario, Canada L0R 1H0	3,833,333	0	None	0

4278 Partners, Inc. 50 West Gate Drive East Aurora, NY 14052 (15)	2,300,000	0	None	0

Bayan Holdings Inc. 50 West Gate Drive East Aurora, NY 14052(16)	1,046,500	0	None	0

David Wodar (8) 2511 Lakeshore Road West Suite 712 Oakville, ON L6L 6L9	0	4,000,000	President and CEO	0

Robert Dinning (9) 1209-409 Granville Street Vancouver, BC V6C 1T2	0	2,250,000	Chief Financial Officer	0

Paul Cooper (10) 1696 Danthorpe Drive Mississaugu, ON L5N 7L2	0	3,200,000	Chief Operating Officer	0

Scott Old (11) 353 Tennyson Drive Oakville ON L6L 3Y8	0	1,100,000	Former Vice President, Marketing and Sales	0

William Thomson (12) 390 Bay Street, Suite 1705 Toronto, Ontario M5H 1W2	0	4,000,000	Director	0

William Booth (13) 2855 Bloor Street West, Suite 318 Toronto, Ontario M8X 3A1	0	1,000,000	Director	0

David Michaud (14) Conde de la Vega 194 Dept 302 Chacarilla, Lima, Peru 33	220,000	750,000	Consultant	0

W. Campbell Birge PO Box 415 Shawnigan Lake, BC V0R 2W0	5,750,000	0	Consultant	0

Paul Hynek 2439 Newport Street Burlington, ON L7M 3Y1	0	2,000,000	Consultant	0

John A. Carter 73 Raymar Place Oakville, Ontario L6J 6M1	0	1,600,000	Consultant	0

Total	24,967,366	26,310,000

* The last column in this table assumes the sale of all of our shares offered in this prospectus. However, we do not know whether the Selling Shareholders will sell all or less than all of their Shares.

(1)             The natural person who controls 1401330 Ontario Limited is Robert Amone of Thunder Bay, Ontario.

(2)             The natural person who controls Mauro Health Facility is Frank Mauro of Thunder Bay, Ontario P74 4J2.

(3)             Mr. Martin and Terry Dyck are licensed investment advisors in the province of Ontario. They are employed by Wellington West Capital Inc.

(4)             The natural person who controls Mascarin Collision Center is Gino Mascarin of Thunder Bay, Ontario.

(5)             Yukon Gold Corporation, Inc. (“Yukon Gold”), a Delaware company, holds a warrant to acquire 5,000,000 shares of the Company’s common stock at a price of $0.05 per share. The warrant has an expiry date of April 3, 2008. Yukon Gold is an SEC reporting company and is controlled by its board of directors.

(6)             Mr. McNamara holds a warrant to acquire 910,000 shares at a price of $0.10 per share. The warrant has an expiry date of April 3, 2009.

(7)             Wellington West Capital Inc. is an employee-owned private company controlled by its board of directors. The Chief Executive Officer of Welling West Capital Inc. is Charlie Spiring.

(8)             Pursuant to a Stock Option Grant Agreement between the Company and Mr. Wodar, dated April 3, 2007, Mr. Wodar is to receive 1,333,333 options on each of April 3, 2008, April 3, 2009 and April 3, 2010. The exercise price is $0.10 per share.

(9)             Pursuant to a Stock Option Grant Agreement between the Company and Mr. Dinning, dated April 3, 2007, Mr. Dinning is to receive 500,000 options on each of April 3, 2008, April 3, 2009, April 3, 2010 and April 3, 2011. The exercise price is $0.10 per share. In addition, the Company granted Mr. Dinning 250,000 options on June 30, 2007. The exercise price is $0.10 per share. On July 1, 2007, Mr. Dinning also holds 250,000 options.

(10)             Pursuant to a Stock Option Grant Agreement between the Company and Mr. Cooper, dated July 1, 2007, Mr. Cooper is to receive 200,000 on July 1, 2007 and 1,000,000 on July 1, 2008. The exercise price is $0.20 per share.

(11)             Pursuant to a Stock Option Grant Agreement between the Company and Mr. Old, dated April 3, 2007, Mr. Old was to receive 1,333,333 shares on each of April 3, 2008 and April 3, 2009 and 1,333,334 on April 3, 2010. The exercise price is $0.10 per share. As of January 31, 2008 Mr. Old ceased to be an employee of the Company. The options that vested as of the date of his departure were 1,100,000 options.

(12)             Pursuant to a Stock Option Grant Agreement between the Company and Mr. Thomson, dated April 3, 2007, Mr. Thomson is to receive 1,000,000 on each of April 3, 2008, April 3, 2009, April 3, 2010 and April 3, 2011. The exercise price of the options is the closing market on the grant date for each respective tranche.

(13)             Pursuant to a Stock Option Grant Agreement between the Company and Mr. Booth, dated April 3, 2007, Mr. Booth is to receive 250,000 on each of April 3, 2008, April 3, 2009, April 3, 2010 and April 3, 2011. The exercise price of the options is the closing market on the grant date for each respective tranche.

(14)             Pursuant to the Stock Option Grant Agreement between the Company and Mr. Michaud, July 1, 2007, Mr. Michaud is to receive 250,000 on each of July 1, 2008, July 1, 2009 and July 1, 2010. The exercise price is $0.20. Mr. Michaud also received 220,000 Shares on June 30, 2007.

(15)     Mr. Chan and Mr. Demaiter are investment advisors in the province of Ontario, employed by TD Waterhouse.

(16)     The natural person who controls Bayan Holdings and 4278 Partners, Inc. is Michael Stanek.

The sale of the Selling Shareholders’ Shares by the Selling Shareholders may be effected from time to time in transactions, which may include block transactions by or for the account of the selling shareholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling shareholders’ shares, a combination of these methods of sale, or otherwise. Sales may be made at market prices prevailing at the time of sale, or at negotiated prices. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. We will file a post-effective amendment to our registration statement with the SEC if any selling shareholder enters into an agreement to sell shares through broker-dealers acting as principals after the date of this prospectus.

The Selling Shareholders, during the time each is engaged in distributing shares covered by this prospectus, must comply with the requirements of Regulation M under the Exchange Act. Generally, under those rules and regulations they may not: (i) engage in any stabilization activity in connection with our securities, and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The Selling Shareholders and broker-dealers, if any, acting in connection with these sales might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in “a penny stock”. A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares may be quoted on the OTC Bulletin Board, and the price of our shares may fall within a range which would cause our shares to be considered a “penny stock”. The additional sales practice and disclosure requirements imposed upon broker-dealers handling “penny stocks” may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the market.

Under the “penny stock” regulations, a broker-dealer selling “penny stocks” to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to purchase, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the “penny stock” regulations require the broker-dealer to deliver, prior to any transaction involving a “penny stock,” a disclosure schedule prepared by the Commission relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks.”

All of the foregoing may affect the marketability of the securities.

Sales of any shares of common stock by the Selling Shareholders may depress the price of the common stock in any market that may develop for the common stock.

At the time a particular offer of the shares is made by or on behalf of a selling stockholder, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholder and any discounts commissions, or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

Under the Securities Exchange Act of 1934 (“Exchange Act”), as amended, and its regulations, any person engaged in the distribution of shares of common stock offered by this prospectus may not simultaneously engage in market-making activities with respect to the common stock during the applicable “cooling off” period prior to the commencement of this distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation Regulation M promulgated under the Exchange Act, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of shares of common stock by the Selling Shareholders.

State Blue Sky Information Relating to the Shares

The Selling Shareholders may offer and sell their Shares only in States in the United States where exemptions from registration under State securities laws are available. The Company intends to obtain an exemption, known as the “manual exemption,” in approximately 38 States where such exemption is available. Generally, the manual exemption is available to issuers that maintain an up-to-date listing that includes certain information about the issuer in a recognized securities manual. The Company has a listing in “Standard & Poor’s Corporation Records” which provides an exemption in certain states: The Company intends to obtain a listing in Mergent’s (formerly Moody’s) Manuals and News Reports. Both of these publications are recognized securities manuals The States that provide the manual exemption include: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Guam, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Texas, U.S. Virgin Islands, Utah, Washington, West Virginia, and Wyoming. Each State’s law is different. Some of the States provide a general exemption for issuers’ securities that are listed in a “recognized securities manual” (or similar language) while other States have provisions that name the recognized securities manuals that qualify an issuer for the exemption in that State. Investors, Selling Shareholders and securities professionals are advised to check each State’s securities laws and regulations (known as “Blue Sky” laws) to ascertain whether an exemption exists for the Company’s shares in a particular state.

LEGAL PROCEEDINGS

On January 31, 2007 two individuals, as husband and wife, commenced a law suit in Washington State Superior Court, Kings County entitled Bakizada v. Industrial Minerals, Inc. et al. against the Company, Robert D. Poirier (a shareholder of the Company), John Melnyk (a former officer and director of the Company) and Larry Van Tol (a former officer and director of the Company). The plaintiffs allege that defendant Robert D. Poirier misrepresented his status as a representative and founder of the Company and misrepresented the status of the Company’s exploration activities as an inducement for the plaintiff to purchase securities of the Company in a “private placement”. The other defendants, including the Company, are alleged to have acquiesced in an unspecified manner in the alleged wrongful acts of Mr. Poirier. The plaintiffs seek unspecified damages. The Company does not believe the allegations have merit and is vigorously defending the suit.

LEGAL MATTERS

Our United States counsel is Kavinoky Cook LLP, Buffalo, New York. Our Canadian counsel is Aylesworth LLP, Toronto, Ontario.

EXPERTS

The financial statements for the period from the January 1, 2005 to December 31, 2005 were audited by Toski Schaefer & Co., P.C., based in Williamsville, New York. The financial statements for the period from the January 1, 2006 to December 31, 2006 were audited by Rotenberg & Co., LLP, based in Rochester, New York, independent auditors, as set forth in their report thereon appearing on this prospectus. The audited financial statements of the Company as of December 31, 2006 and 2005 are included in reliance in this prospectus upon the authority of both such firms as experts in accounting and auditing. Information regarding the mineral properties was prepared by the Company.

The Board of accepted the resignation of Toski Schaefer & Co., P.C. as of April 14, 2006 and on April 28, 2006 named Rotenberg & Co., LLP as independent auditors. Industrial Minerals neither had nor has any disagreements with Toski Schaefer & Co., P.C. on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedures through the date of this Prospectus, which if not resolved to their satisfaction would have caused them to make reference in connection with their opinion of the subject matter of the disagreement.

The audit reports of Toski Schaefer & Co., P.C. for all years and periods of audit did not contain any adverse opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Since inception, Industrial Minerals has not consulted with Rotenberg & Co., LLP regarding any of the matters specified in Item 304(a)(2) of Regulation SB promulgated under the Securities Act of 1933, as amended.”

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware Business Corporation Act and our by-laws, provide that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding. However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. The material terms of all exhibits have been expressed in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and you can reach us at 416-979-4621. David Wodar, our President and CEO, acts as the Information Officer for the Company and can be reached at the above number.

Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

GLOSSARY OF TERMS

Alluvial material	Eroded material such as soil, sand, granite and other materials above the bedrock.

Amorphous graphite	Typically very fine graphite exhibiting very poorly ordered laminar structure

Assay	To analyze the proportions of metals in a specimen of rock or other geological material. Results of a test of the proportions of metals in a specimen of rock or other geological material.

Break	A general term used in mining geology for any discontinuity in the rock, such as a fault or fracture.

Bulldozer trenching	A method of exposing bedrock by use of a bulldozer.

Channel sample	A sample composed of pieces of vein or mineral deposit that have been cut out of a small trench or channel, usually about one inch deep and 4 inches wide.

Crosscut	An underground passage excavated across an ore body to test its width and value.

Diamond drilling	The act or process of drilling boreholes using bits inset with diamonds as the rock cutting tool. The bits are rotated by various types and sizes of mechanisms motivated by electric, compressed air or internal combustion engines or motors.

Dip	The angle at which a bed, stratum, vein or other structure is inclined from the horizontal, measured perpendicular to the strike and in the vertical plane.

Drill core	A cylindrical or columnar piece of solid rock, usually 1 to 6 inches (2.5 cm to 40 cm) in diameter and less than 10 feet (3 m) in length, taken as a sample of an underground formation by a cylindrical drill bit, and brought to the surface for examination or analysis.

Drift	A horizontal opening in or near a mineralized body and parallel to the long dimension of the vein or mineralized body. v. The act of excavating a drift.

Economic	The portion of a mineralized body that can be profitably exploited.

Expandable graphite	flake graphite that has been impregnated or intercalated with an agent that will, upon heating to a set temperature, expand

Flake graphite	ordered graphite where lamina are stacked in a similar plane and held together by intermolecular forces

Float	A general term for loose fragments of rock; especially on a hillside below an outcropping mineralized zone.

Flotation	A wet metallurgical process used to separate minerals after crushing and grinding by treating the surface of the desired mineral with a reagent to either adhere to an air bubble or not, thus removing it from the host rock.

Float train	A general term for the downslope distribution of float below a mineralized zone.

Fracture	A general term for any break in a rock, whether or not it causes displacement.

Geochemical sampling	The collection of soil, silt, vegetation or rock samples for analysis as a guide to the presence of areas of anomalous mineral of metal content in bedrock.

Geological mapping	In mineral exploration, the collection of geological data such as the description and orientation of various types of bedrock.

Geophysical survey	In mineral exploration, the collection of seismic, gravitational, electrical, radiometric, density or magnetic data to aid in the evaluation of the mineral potential of a particular area.

Graphitic	Containing graphite.

g/t	Abbreviation for gram per tonne; equivalent to one part per million (ppm).

Hand trenching	A method of exposing bedrock by hand excavation.

Headwall	A steep slope at the head of a valley, especially the rock cliff at the back of a cirque.

Hydrothermal	Of or pertaining to hot water, to the action of hot water, or to the products of this action, such as a mineral deposit precipitated from a hot aqueous solution, with or without demonstrable association with igneous processes.

Igneous	Said of a rock or mineral that solidified from molten or partly molten material; also applied to processes leading to, or resulting from the formation of such rocks.

Lump graphite	Disordered graphite in lump form

Metallurgical test	A general term for a number of mechanical or chemical processes that are employed to test the amenability of separating metals from their ores.

Mineralization	The process or processes by which a mineral or minerals are introduced into a rock, resulting in an enriched deposit; or the result of these processes.

Mineralized	Rock that has undergone the process of mineralization.

Net Smelter Return royalty	A general term for a residual benefit that is a percentage of the value for which a smelter will reimburse the provider of ore to the smelter, after deduction for various smelting fees and penalties and, often after cost of transportation has been deducted.

Ore	The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives.

Outcrop	The part of a rock formation that appears at the surface of the ground.

Overburden	Loose soil, sand, gravel, broken rock, etc. that lies above the bedrock.

oz/ton	Abbreviation for troy ounce per ton.

ppb	Abbreviation for part per billion.

ppm	Abbreviation for part per million.

Reserve	That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Resource	Pertaining to the quantity or bulk of mineralized material without reference to the economic viability of its extraction (see reserve).

Saddle	A low point along the crestline of a ridge.

Sediment	Fragmental material that originates from weathering of rocks and that is transported by air, water, ice or other natural agents, and that forms in layers on the Earth's surface at ordinary temperatures in a loose, unconsolidated form; e.g. silt, sand, gravel, etc.

Sedimentary rock	A rock resulting from the consolidation of loose sediment.

Shaft	An approximately vertical mine working of limited area compared with its depth.

Soil sampling	(see Geochemical sampling).

Strata	Beds or layers of rock.

Strike	The course or bearing of the outcrop of an inclined bed, vein or fault plane on a level surface; the direction of a horizontal line perpendicular to the dip.

Synthetic graphite	graphite made from hydrocarbon precursors by high temperature treatment in a reducing atmosphere

Trace	Pertaining to assay values; as used in this report, this term refers to gold grades of less than 0.01 oz/ton (0.3 g/t).

Underground exploration	The process of excavating underground workings and drilling from these excavations to establish the continuity, thickness and grade of a mineral deposit.

Vein	An epigenetic mineral filling of a fault or other fracture in a host rock, in tabular or sheetlike form, often as a precipitate from a hydrothermal fluid.

VLF-EM	An abbreviation for the Very Low Frequency-Electromagnetic geophysical survey technique.

Weighted average	Value calculated from a number of samples, each of which has been "weighted" by a factor of the individual sample width.

Working	A general term for any type of excavation carried out during the course of mining or mining exploration.

INDUSTRIAL MINERALS, INC.

FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2007

AND

NINE MONTHS ENDED SEPTEMBER 30, 2006

(Unaudited)

(Amounts expressed in US Dollars)

INDUSTRIAL MINERALS, INC.
And Subsidiary
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEET
September 30, 2007 and December 31, 2006

	Sept 30, 2007 (Unaudited)	December 31 2006 (Audited)
CURRENT ASSETS
Cash	$55,941	$6,759
Receivables	27,040	—
Prepaid expenses	2,407
Deposits	12,480	10,000

Total Current Assets	97,868	16,759

LONG-TERM DEPOSITS	230,000	230,000

FIXED ASSETS
Building and Equipment	2,388,876	2,180,640
Less accumulated depreciation	(842,976)	(699,790)

	1,545,900	1,480,850

	$1,873,768	$1,727,609

CURRENT LIABILITIES
Accounts payable	$123,590	$110,710
Accrued interest payable	41,652	25,488
Loans payable	200,796	185,176
Due to related party	25,000	18,018
Mortgage payable, due within one year	11,837	10,413

Total Current Liabilities	402,875	349,805

OTHER LIABILITIES
Asset retirement obligations	230,000	—
Accrued interest payable	—	13,282
Loans payable	677,492	599,495

	1,310,367	612,777

STOCKHOLDERS' EQUITY
Common stock, 200,000,000 shares authorized, $0.0001
par value; 135,529,667 and 118,043,776 shares
issued and outstanding, respectively	13,550	11,801
Additional paid-in capital	8,269,139	6,142,882
Common stock subscriptions	(261,611)	—
Accumulated Other Comprehensive Loss	(105,985)	—
Deficit accumulated during exploration stage	(7,351,691)	(5,389,656)

TOTAL STOCKHOLDERS' EQUITY	563,402	765,027

	$1,873,768	$1,727,609

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) Three and Nine Month periods ended September 30, 2007 and 2006 and for the period from November 6, 1996 (date of inception) to September 30, 2007

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from November 6, 1996 (Inception of Exploration Stage) To
	2007	2006	2007	2006	September 30, 2007
REVENUE	$—	$—	$—	$3,040	$19,337

EXPENSES
Cost of Revenue	—	—	—	10,700	86,902
Professional fees	5,783	54,635	44,130	170,962	1,528,650
Royalty fees	14,301	13,144	27,000	24,838	125,054
Depreciation and amortization	59,993	59,128	173,185	156,439	925,248
Impairment of long-lived assets	—	—	—	—	582,176
Loss on disposal of assets	—	—	11,920	54,251	66,171
Stock compensation expense	139,518	—	286,245	—	286,245
Management fees and salaries	284,187	27,571	933,883	230,468	1,880,257
General exploration expense	268,055	—	268,055	—	268,055
Other general and administrative	71,111	53,735	266,030	313,347	4,419,064

TOTAL EXPENSES	842,948	208,213	2,010,448	961,005	10,167,822

LOSS FROM OPERATIONS	(842,948)	(208,213)	(2,010,448)	(957,965)	(10,148,485)

OTHER INCOME (EXPENSE)
Interest income	—	—	—	244	3,172
Gain from extinguishment of debt	—	—	—	—	1,047,634
Foreign currency gain (loss)	104,972	—	48,414	—	48,414
Other income	—	—	—	—	594

TOTAL OTHER INCOME	104,972	—	48,414	244	1,099,814

LOSS FROM OPERATIONS	(737,976)	(208,213)	(1,962,034)	(957,721)	(9,048,671)

INCOME TAXES	—	—

NET LOSS	(737,976)	(208,213)	(1,962,034)	(957,721)	(9,048,671)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.01)	$(0.00)	$(0.02)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED:	133,365,233	118,043,776	124,311,554	115,840,870

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Nine Month period ended September 30, 2007 and 2006 and
for the period from November 6, 1996 (Date of Inception) to September 30, 2007

	Nine Months Ended September 30,		Period from November 6, 1996 (Inception of Exploration Stage) To
	2007	2006	September 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,962,034)	$(957,721)	$(9,048,671)
Adjustments to reconcile net loss
to net cash used by operating activities:
Depreciation	173,185	156,439	916,956
Provision for bad debts	—	—	49,676
Stock issued for services	636,817	—	1,051,423
Stock compensation	286,245	—	286,245
Impairment of long-lived assets	—	—	297,882
Loss on disposal of assets	11,920	54,251	66,170
Gain on extinguishment of debt	—	—	(1,047,634)
Changes in:
Receivables	(27,040)	35,158	(31,210)
Inventory	—	—	(5,527)
Prepaid expenses	(2,408)	16,895	(2,948)
Deposits	(2,480)	—	(12,480)
Accounts payable and accrued expenses	12,881	97,455	(34,839)
Accrued interest payable	2,882	38,274	309,934
Due to related parties	6,982	132,752	666,888

Net cash used in operating activities	(863,050)	(426,497)	(6,538,135)

CASH FLOWS FROM INVESTING ACTIVITY
Purchase of building and equipment	(38,235)	(4,049)	(2,116,266)
Investment in Multiplex	—	—	(75,000)
Acquisition of goodwill	—	—	(149,057)
Loan to related party	—	—	(50,000)
Loan repayments	—	—	4,493
Long-term deposits	—	—	(159,600)
Proceeds from sale of assets	18,080	—	18,080

Net cash used in investing activites	(20,155)	(4,049)	(2,527,350)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common stock	943,283	69,660	3,634,545
Net proceeds from loans payable	—	328,043	7,248,939
Loan repayments	(10,000)	(11,431)	(1,771,717)
Proceeds from mortgage	—	—	17,000
Principal payments on mortgage	(894)	(2,388)	(7,481)
Cash acquired in acquisition of Peanut Butter &
Jelly, Inc.	—	—	140

Net cash provided by financing activities	932,388	383,884	9,121,426

NET INCREASE (DECREASE) IN CASH	49,182	(46,662)	55,941
Cash, beginning of period	6,759	83,300	—

Cash, end of period	$55,941	$36,638	$55,941

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Nine Month period ended September 30, 2007 and 2006 and
for the period from November 6, 1996 (Date of Inception) to September 30, 2007
Continued

	Nine Months Ended September 30,		Period from November 6, 1996 (Inception of Exploration Stage) To
	2007	2006	September 30, 2007
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$—	$4,411	$4,524

Income taxes paid	$—	$—	$—

Non-cash investing and financing activities:
Shares issued for debt	—	1,761,716	11,437,279

Shares issued for services	636,817	—	1,051,423

Shares issued for investment	—	—	200,030

Shares issued for accrued interest	—	115,026	651,702

Long term deposits financed by accounts payable	—	—	70,400

Property costs financed by issuance of common stock	—	—	30,000

Equipment financed by:
Accounts payable	—	—	200,000

Issuance of common stock	—	—	5,000

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
AND SUBSIDIARY
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Nine month period ended September 30, 2007 and 2006

NOTE 1 – BASIS OF PRESENTATION

The financial statements have been prepared in accordance with generally accepted accounting principles for the interim financial information with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting of only normal accruals) considered necessary for a fair presentation have been included.

We translate all assets and liabilities using period-end exchange rates. We translate statements of operations items using average exchange rates for the period. We record the resulting translation adjustment within accumulated other comprehensive loss, a separate component of stockholders’ equity. We recognize foreign currency transaction gains and losses in our consolidated statements of operations, including unrealized gains and losses on short-term inter-company obligations using period-end exchange rates. We recognize unrealized gains and losses on long-term inter-company obligations within accumulate other comprehensive loss, a separate component of stockholders’ equity.

We recognize exchange gains and losses primarily as a result of fluctuations in currency rates between the U.S. dollar (the functional reporting currency) and the Canadian dollar (currencies of our subsidiaries), as well as their effect on the dollar denominated inter-company obligations between us and our foreign subsidiaries. All inter-company balances are revolving in nature and we do not deem them to be long-term balances. For the three months ended September 30, 2007 and 2006, we recognized foreign currency gain of $104,972 and $0, respectively. For the nine months ended September 30, 2007 and 2006, we recognized foreign currency gain of $48,414 and $0 respectively.

For further information, refer to the financial statements and notes thereto included in the Company’s Annual Report on Form 10KSB for the year ended December 31, 2006.

The Company’s fiscal year-end is December 31.

NOTE 2 – ACCOUNTING POLICIES

This summary of significant accounting policies of Industrial Minerals, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS) NO.157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2008. The Company is currently evaluating the impact of SFAS 157 on its consolidated financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement NO. 115. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. This Statement applies to all entities, including not-for-profit organizations. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 14, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2008. The Company is currently evaluating the impact of SFAS 159 on its consolidated financial statements.

Basic and Diluted Loss Per Share
Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share are the same, as inclusion of common stock equivalents would be anti-dilutive.

Going Concern
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has suffered material recurring losses from operations since inception. At September 30, 2007, the Company had a negative working capital of $305,006, recurring losses, and an accumulated deficit of $7,457,676 and negative cash flow from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Continuation of the Company is dependent on achieving sufficiently profitable operations and possibly obtaining additional financing. Management has and is continuing to raise additional capital from various sources. The Company’s website contains all news releases in the past year as well as detailed descriptions and analysis of the Company’s mineral property. There can be no assurance that the Company will be successful in raising additional capital as and when it is required.

The financial statements do not include any adjustment relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 — ORGANIZATION

The Company was incorporated on November 6, 1996, as Winchester Mining Corporation in the State of Delaware. On May 13, 2000, in connection with its merger with Hi-Plains Energy Corp. the Company changed its name from Winchester Mining Corporation to PNW Capital, Inc. On January 31, 2002, the Company acquired 91% of the outstanding shares of Industrial Minerals, Inc. On May 2, 2002, the Company merged the remaining 9% of Industrial Minerals, Inc. into PNW Capital, Inc. and changed its name to Industrial Minerals, Inc.

NOTE 4 — PRESENTATION OF INTERIM INFORMATION

The accompanying interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, in the opinion of management, include all normal adjustments considered necessary to present fairly the financial position as of September 30, 2007 and the results of operations and cash flows for the three and nine month period ended September 30, 2007 and 2006. Interim results are not necessarily indicative for results for a full year.

The financial statements and notes are presented as permitted by Form 10-QSB, and do not include information included in the Company’s audited financial statements and notes for the year ended December 31, 2006.

FINANCING

During the nine-month period ending September 30, 2007 the Company has been able to secure equity financing in the amount of $1,204,894, from non-affiliated shareholders. Included in this equity financing is $261,611 not received until October 16, 2007.

NOTE 5 – RECLASSIFICATION

Certain amounts in prior year financial statements have been reclassified to conform to the current year information.

NOTE 6 – COMMON STOCK OPTIONS AND WARRANTS

The Board of Directors have authorized creation of a stock option plan and the issuance of options in the amount of 20,450,000 shares at various prices and for periods of one to four years. The purpose of the Plan is to advance the business and development of the Company and its shareholders by enabling employees, officers, directors, and independent contractors or consultants of the Company the opportunity to acquire a proprietary interest in the Company from the grant of options to such persons under the Plans’ terms. The Plans provide that the Company’s board of directors may exercise its discretion in awarding options under the Plan and to determine the per share option price for the stock subject to each option.

The Company adopted SFAS 123, “Accounting for Stock-Based Compensation”, effective April 1, 2007. Compensation cost for the Company’s stock option plans had been determined in accordance with the fair value based method prescribed is SFAS 123. The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option pricing model.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for option granted during the nine months ended September 30, 2007: expected volatility of 86.78%; risk-free interest rate 4%; and an expected life of up to 4 years.

The following table summarizes stock option activity for the three months ended September 30, 2007:

Equity compensation plans not approved by security holders	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Weighted Average Fair Value
Outstanding Dec. 31, 2006	0	$0.00	$0.00
Granted	20,450,000	$0.106	$0.09
Exercised	0	$0.00	$0.00
Cancelled or Expired	0	$0.00	$0.00

Total	20,450,000

Exercisable	450,000

In April, 2007, the Company granted options of 4,000,000 shares to a Director, vesting at 1,000,000 annually starting April 3, 2008, at market price on grant date, and 1,000,000 shares to another Director, vesting at 250,000 annually starting April 3, 2008, at market price on grant date. Another Director was granted options of 2,000,000 shares, vesting at 500,000 shares per year starting April 3, 2008 at a price of $0.10 per share. These options expire April 3, 2013.

In April, 2007, the Company also granted options of 13,200,000 to officers and an advisor to the Board of Directors, vesting at 1,333,333 annually for three years on 12,000,000 options granted, and 1,200,000 options fully vested on July 1, 2008. This option is for two years at a price of $0.20 per share. The options amounting to 12,000,000 shares are at a price of $0.10 per share and are for a period of three years.

Using the Black-Scholes option pricing model, the Company had stock compensation expense for the nine months ending September 30, 2007 of $286,245. There remains a balance of $608,818 to be expensed over the vesting period of the options.

During the nine months ending September 30, 2007, the Company completed five private placement financings. The first was to a single investor for 910,000 units at $0.10 per unit. Each unit consists of one share of common stock and one common stock purchase warrant entitling the owner to acquire an additional share of common stock at $0.10 per share on or before April 3, 2009.

The second private placement was completed with Yukon Gold Corporation Inc for 5,000,000 units at $0.05 per unit. Each unit consists of one share of common stock and one common stock purchase warrant entitling the owner to acquire an additional share of common stock at $0.05 per share, on or before April 3, 2008.

The third private placement was completed with Wellington West Capital Inc for $500,000 (net) for 3,333,333 common shares. This broker-dealer financing was completed with 30 accredited investors at $0.16 per share less a commission of $0.01 per share for a net of $0.15 per share. There are also 500,000 broker warrants exercisable at $0.16 per share to April 27, 2009.

The fourth private placement was completed July 3, 2007 with a single investor for 335,000 common shares at $0.16 per share for $53,560.

The fifth private placement was completed with Wellington West Capital Inc for $261,611 (net) for 1,538,891 common shares. This broker-dealer financing was completed with 12 investors at $0.18 per share less a commission of $0.01 per share for a net of $0.17 per share.

Note 7 – ASSET RETIREMENT OBLIGATION

SFAS No. 143 “Accounting for Asset Retirement Obligations” (ARO) addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No 143 requires that the fair value of a liability for an ARO be recognized in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the long-lived asset.

In March 2005, the FASB issued interpretation 47, “Accounting for Conditional Assets Retirement Obligations (FIN 47). This interpretation clarifies the term conditional asset retirement obligation as used in SFAS No 143. Conditional asset retirement obligation refers to a legal obligation to perform as asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. In conjunction with FIN 47, an ARO liability of $230,000 has been recorded and the capitalized costs are included in “Property and Equipment”.

NOTE 8 — SUBSEQUENT EVENT

On October 16, 2007, the Company completed the private placement with Wellington West Capital Inc. for 1,538,891 shares at $0.17 per share (net) for a total consideration of $261,611.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Operating Lease

Effective August 1, 2007, the Company leased office facilities in Oakville Ontario for a three year period expiring July 31, 2010 that provides for monthly payments of approximately $2,350 in U.S. dollars.

INDUSTRIAL MINERALS, INC.

FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2007

AND

SIX MONTHS ENDED JUNE 30, 2006

(Unaudited)

(Amounts expressed in US Dollars)

INDUSTRIAL MINERALS, INC.
And Subsidiary
(An Exploration Stage Company) CONSOLIDATED BALANCE SHEET
June 30, 2007 and December 31, 2006

	June 30, 2007 (Unaudited)	December 31 2006 (Audited)

ASSETS
CURRENT ASSETS
Cash	$63,476	$6,759
Receivables	6,154	—
Deposits	10,000	10,000

Total Current Assets	79,630	16,759

LONG-TERM DEPOSITS	230,000	230,000

FIXED ASSETS
Building and Equipment	2,350,640	2,180,640
Less accumulated depreciation	(782,982)	(699,790)

	1,567,658	1,480,850

TOTAL ASSETS	$1,877,288	$1,727,609

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$73,887	$110,710
Accrued interest payable	36,765	25,488
Loans payable	90,796	90,796
Due to related parties	273,637	264,906
Mortgage payable, due within one year	9,520	10,413

Total Current Liabilities	484,605	502,313
OTHER LIABILITIES
Asset retirement obligations	230,000	—
Accrued interest payable	—	13,282
Loans payable	515,788	446,987

	1,230,393	962,582

STOCKHOLDERS' EQUITY
Common stock, 200,000,000 shares authorized, $0.0001
par value; 133,135,776 and 118,043,776 shares
issued and outstanding, respectively	13,310	11,801
Additional paid-in capital	7,747,300	6,142,882
Common stock subscriptions	(500,000)	—
Deficit accumulated during exploration stage	(6,613,715)	(5,389,656)

TOTAL STOCKHOLDERS' EQUITY	646,895	765,027

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,877,288	$1,727,609

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) Three and Six Month periods ended
June 30, 2007 and 2006 and for the period
from November 6, 1996 (date of inception) to June 30, 2007

	Three Months Ended June 30,		Six Months Ended June 30,		Period from November 6, 1996 (Inception of Exploration Stage) To
	2007	2006	2007	2006	June 30, 2007
REVENUE	$—	$3,040	$—	$3,040	$19,337

EXPENSES
Cost of Revenue	—	10,700	—	10,700	86,902
Professional fees	13,047	70,772	38,347	116,327	1,522,867
Royalty fees	580	5,956	12,699	11,694	110,753
Depreciation and amortization	55,525	63,159	113,192	97,311	865,255
Impairment of long-lived assets	—	—	—	—	582,176
Loss on disposal of assets	—	54,251	11,920	54,251	66,171
Stock compensation expense	146,727	—	146,727	—	146,727
Management fees and salaries	633,537	90,406	649,696	202,897	1,596,070
Other general and administrative	184,807	80,969	251,477	259,612	4,404,511

TOTAL EXPENSES	1,034,223	376,213	1,224,058	752,792	9,381,432

LOSS FROM OPERATIONS	(1,034,223)	(373,173)	(1,224,058)	(749,752)	(9,362,095)

OTHER INCOME (EXPENSE)
Interest income	—	241	—	244	3,172
Gain from extinguishment of debt	—	—	—	—	1,047,634
Other income	—	—	—	—	594

TOTAL OTHER INCOME	—	241	—	244	1,051,400

LOSS FROM OPERATIONS	(1,034,223)	(372,932)	(1,224,058)	(749,508)	(8,310,695)

INCOME TAXES	—	—	—	—	—

NET LOSS	(1,034,223)	(372,932)	(1,224,058)	(749,508)	(8,310,695)

NET LOSS PER SHARE, BASIC AND DILUTED	(0.01)	(0.00)	(0.01)	(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED:	121,599,045	117,835,249	119,831,232	114,728,274

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Six Month period ended June 30, 2007 and 2006 and
for the period from November 6, 1996 (Date of Inception) to June 30, 2007

	Six Months Ended June 30,		Period from November 6, 1996 (Inception of Exploration Stage) To
	2007	2006	June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(1,224,058)	(749,508)	(8,310,695)
Adjustments to reconcile net loss
to net cash used by operating activities:
Depreciation	113,192	97,311	856,963
Provision for bad debts	—	—	49,676
Stock issued for services	584,867	—	999,473
Stock compensation	146,727	—	146,727
Impairment of long-lived assets	—	—	297,882
Loss on disposal of assets	11,920	54,251	66,170
Accrued interest payable	(2,005)	50,864	305,047
Gain on extinguishment of debt	—	—	(1,047,634)
Changes in:	—
Receivables	(6,154)	22,045	(10,324)
Inventory	—	—	(5,527)
Prepaid expenses	—	12,859	(540)
Deposits	—	(3,428)	(10,000)
Accounts payable and accrued expenses	(36,823)	24,938	(84,541)
Due to related parties	8,731	75,894	668,637

Net cash used in operating activities	(403,603)	(414,774)	(6,078,686)
CASH FLOWS FROM INVESTING ACTIVITY
Purchase of building and equipment	—	(4,049)	(2,078,031)
Investment inMultiplex	—	—	(75,000)
Acquisition of goodwill	—	—	(149,057)
Loan to related party	—	—	(50,000)
Loan repayments	—	—	4,493
Long-term deposits	—	(28,662)	(159,600)
Proceeds from sale of assets	18,080	—	18,080

Net cash used in investing activites	18,080	(32,711)	(2,489,115)

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Six Month period ended June 30, 2007 and 2006 and
for the period from November 6, 1996 (Date of Inception) to June 30, 2007

	Six Months Ended June 30,		Period from November 6, 1996 (Inception of Exploration Stage) To
	2007	2006	June 30, 2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common stock	374,333	69,660	3,065,595
Net proceeds from loans payable	68,801	328,043	7,317,740
Loan repayments	—	—	(1,761,717)
Proceeds from mortgage	—	—	17,000
Principal payments on mortgage	(894)	—	(7,481)
Cash acquired in acquisition of Peanut Butter &
Jelly, Inc.	—	—	140

Net cash provided by financing activities	442,240	397,703	8,631,277

NET INCREASE (DECREASE) IN CASH	56,717	(49,782)	63,476

Cash, beginning of period	6,759	83,300	—

Cash, end of period	63,476	33,518	63,476

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Interest paid	—	—	4,524

Income taxes paid	—	—	—

Non-cash investing and financing activities:
Shares issued for debt	—	1,761,716	11,437,279

Shares issued for services	584,867	—	999,473

Shares issued for investment	—	—	200,030

Shares issued for accrued interest	—	115,026	651,702

Long term deposits financed by accounts payable	—	—	70,400

Property costs financed by issuance of common stock	—	—	30,000

Equipment financed by:
Accounts payable	—	—	200,000

Issuance of common stock	—	—	5,000

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
AND SUBSIDIARY
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six month period ended June 30, 2007 and 2006

NOTE 1 – BASIS OF PRESENTATION

The financial statements have been prepared in accordance with generally accepted accounting principles for the interim financial information with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting of only normal accruals) considered necessary for a fair presentation have been included.

For further information, refer to the financial statements and notes thereto included in the Company’s Annual Report on Form 10KSB for the year ended December 31, 2006.

The Company’s fiscal year-end is December 31.

NOTE 2 – ACCOUNTING POLICIES

This summary of significant accounting policies of Industrial Minerals, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS) NO.157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2008. The Company is currently evaluating the impact of SFAS 157 on its consolidated financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement NO. 115". SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. This Statement applies to all entities, including not-for-profit organizations. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 14, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2008. The Company is currently evaluating the impact of SFAS 159 on its consolidated financial statements.

Basic and Diluted Loss Per Share
Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share are the same, as inclusion of common stock equivalents would be anti-dilutive.

Going Concern
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has suffered material recurring losses from operations since inception. At June 30, 2007, the Company had a negative working capital of $404,975, recurring losses, and an accumulated deficit of $6,613,715 and negative cash flow from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Continuation of the Company is dependent on achieving sufficiently profitable operations and possibly obtaining additional financing. Management has and is continuing to raise additional capital from various sources. The Company’s website contains all news releases in the past year as well as detailed descriptions and analysis of the Company’s mineral property. There can be no assurance that the Company will be successful in raising additional capital as and when it is required.

The financial statements do not include any adjustment relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 — ORGANIZATION

The Company was incorporated on November 6, 1996, as Winchester Mining Corporation in the State of Delaware. On May 13, 2000, in connection with its merger with Hi-Plains Energy Corp. the Company changed its name from Winchester Mining Corporation to PNW Capital, Inc. On January 31, 2002, the Company acquired 91% of the outstanding shares of Industrial Minerals, Inc. On May 2, 2002, the Company merged the remaining 9% of Industrial Minerals, Inc. into PNW Capital, Inc. and changed its name to Industrial Minerals, Inc.

NOTE 4 — PRESENTATION OF INTERIM INFORMATION

The accompanying interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, in the opinion of management, include all normal adjustments considered necessary to present fairly the financial position as of June 30, 2007 and the results of operations and cash flows for the three and six month period ended June 30, 2007 and 2006. Interim results are not necessarily indicative for results for a full year.

The financial statements and notes are presented as permitted by Form 10-QSB, and do not include information included in the Company’s audited financial statements and notes for the year ended December 31, 2006.

FINANCING

During the six-month period ending June 30, 2007 the Company has been able to secure equity financing in the amount $874,333, from non-affiliated shareholders. Included in this equity financing is $500,000 not received until July 09, 2007.

NOTE 5 – RECLASSIFICATION

Certain amounts in prior year financial statements have been reclassified to conform to the current year information.

NOTE 6 – COMMON STOCK OPTIONS AND WARRANTS

The Board of Directors have authorized creation of a stock option plan and the issuance of options in the amount of 20,450,000 shares at various prices and for periods of one to four years. The purpose of the Plan is to advance the business and development of the Company and its shareholders by enabling employees, officers, directors, and independent contractors or consultants of the Company the opportunity to acquire a proprietary interest in the Company from the grant of options to such persons under the Plans’ terms. The Plans provide that the Company’s board of directors may exercise its discretion in awarding options under the Plan and to determine the per share option price for the stock subject to each option.

The Company adopted SFAS 123, “Accounting for Stock-Based Compensation”, effective April 1, 2007. Compensation cost for the Company’s stock option plans had been determined in accordance with the fair value based method prescribed is SFAS 123. The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option pricing model.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for option granted during the three months ended June 30, 2007: expected volatility of 86.78%; risk-free interest rate 4%; and an expected life of up to 4 years.

The following table summarizes stock option activity for the three months ended June 30, 2007:

Equity compensation plans not approved by security holders	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Weighted Average Fair Value
Outstanding Dec. 31, 2006	0	$0.00	$0.00
Granted	20,450,000	$0.106	$0.09
Exercised	0	$0.00	$0.00
Cancelled or Expired	0	$0.00	$0.00

Total	20,450,000

Exercisable	450,000

During the quarter ending June 30, 2007, the Company granted options of 4,000,000 shares to a Director, vesting at 1,000,000 annually starting April 3, 2008, at market price on grant date, and 1,000,000 shares to another Director, vesting at 250,000 annually starting April 3, 2008, at market price on grant date. Another Director was granted options of 2,000,000 shares, vesting at 500,000 shares per year starting April 3, 2008 at a price of $0.10 per share. These options expire April 3, 2013.

During the quarter ending June 30, 2007, the Company granted options of 13,200,000 to officers and an advisor to the Board of Directors, vesting at 1,333,333 annually for three years on 12,000,000 options granted, and 1,200,000 options fully vested on July 1, 2008. This option is for two years at a price of $0.20 per share. The options amounting to 12,000,000 shares are at a price of $0.10 per share and are for a period of three years.

Using the Black-Scholes option pricing model, the Company had stock compensation expense in the quarter ending June 30, 2007 of $146,727. There remains a balance of $748,336 to be expensed over the vesting period of the options.

During the quarter ending June 30, 2007, the Company completed three private placement financings. The first was to a single investor for 910,000 units at $0.10 per unit. Each unit consists of one share of common stock and one common stock purchase warrant entitling the owner to acquire an additional share of common stock at $0.10 per share on or before April 3, 2009.

The second private placement was completed with Yukon Gold Corporation Inc for 5,000,000 units at $0.05 per unit. Each unit consists of one share of common stock and one common stock purchase warrant entitling the owner to acquire an additional share of common stock at $0.05 per share, on or before April 3, 2008.

The third private placement was completed with Wellington West Capital Inc for $500,000 (net) for 3,333,333 common shares. This broker-dealer financing was completed with 30 accredited investors at $0.16 per share less a commission of $0.01 per share for a net of $0.15 per share. There are also 500,000 broker warrants exercisable at $0.16 per share to April 27, 2009.

Note 7 – ASSET RETIREMENT OBLIGATION

SFAS No. 143 “Accounting for Asset Retirement Obligations” (ARO) addresses financial accounting and reporting obligations associated with the retirement of tangible long-live assets and the associated asset retirement costs. SFAS No 143 requires that the fair value of a liability for an ARO be recognized in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the long-lived asset.

In March 2005, the FASB issued interpretation 47, “Accounting for Conditional Assets Retirement Obligations (FIN 47). This interpretation clarifies the term conditional asset retirement obligation as used in SFAS No 143. Conditional asset retirement obligation refers to a legal obligation to perform as asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. In conjunction with FIN 47, an ARO liability of $230,000 has been recorded and the capitalized costs are included in “Property and Equipment”.

NOTE 8 — SUBSEQUENT EVENT

The process of a new Board of Directors and new management team started on March 20, 2007, when three directors, Mssrs. Birge, Rogers and Weathers resigned, and were replaced on the Board of Directors by Mr. William Thomson and Mr. William Booth, of Toronto. Mr. Thomson assumed the position of Chairman of the Board. The Company currently has three directors: William Thomson, Chairman, Robert Dinning, Chief Financial Officer and Secretary, and William Booth, director.

Mr. Thomson is Chairman of Thomson Associates, of Toronto Ontario and London England. Thomson Associates, founded in 1978, is a merchant banking company providing corporate finance expertise and management leadership to businesses.

On July 9, 2007, the management process was completed where Mr. David Wodar was appointed President and CEO of the Company, replacing Dick van Wyck, who was interim President from April to July 9, 2007. Mr. van Wyck resigned to return to his legal practice but will continue to consult for the Company. In addition to Mr. Wodar, the Company appointed Mr. Paul Cooper as Chief Operating Officer and Mr. Scott Old as Vice President Marketing.

On July 3, 2007, the Company completed an additional private placement to a single investor for 335,000 shares at $0.16 per share for a total consideration of $53,600.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Operating Lease

Effective August 1, 2007, the Company leased office facilities in Oakville Ontario for a three year period expiring July 31, 2010 that provides for monthly payments of approximately $2,350 in U.S. dollars.

INDUSTRIAL MINERALS, INC.

FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 31, 2007

AND

YEAR ENDED DECEMBER 31, 2006

(Unaudited)

(Amounts expressed in US Dollars)

INDUSTRIAL MINERALS, INC.
And Subsidiary
(An Exploration Stage Company) CONSOLIDATED BALANCE SHEET
March 31, 2007 and December 31, 2006

	March 31, 2007 (Unaudited)	December 31, 2006 (Audited)
ASSETS
CURRENT ASSETS
Cash	$17,878	$6,759
Receivables	—	—
Prepaid expenses	—	—
Deposits	10,000	10,000

Total Current Assets	27,878	16,759

LONG-TERM DEPOSITS	230,000	230,000

FIXED ASSETS
Building and Equipment	2,120,640	2,180,640
Less accumulated depreciation	(727,458)	(699,790)

	1,393,182	1,480,850

TOTAL ASSETS	$1,651,060	$1,727,609

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$115,791	$110,710
Accrued interest payable	27,671	25,488
Loans payable	90,796	90,796
Due to related parties	283,327	264,906
Mortgage payable, due within one year	9,996	10,413

Total Current Liabilities	527,581	502,313
OTHER LIABILITIES
Accrued interest payable	21,867	13,282
Loans payable	526,421	446,987
Mortgage payable, net of portion due within one year	—	—

Total Liabilities	1,075,869	962,582

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 200,000,000 shares authorized, $0.0001
par value; 118,043,776 and 118,043,776 shares
issued and outstanding, respectively	11,801	11,801
Additional paid-in capital	6,142,882	6,142,882
Deficit accumulated during exploration stage	(5,579,492)	(5,389,656)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	575,191	765,656

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,651,060	$1,727,609

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
AND SUBIDARY
(An Exploration Stage Company) Consolidaded Statements of Operation (Unaudited)
Three months ended March 31, 2007 and 2006 and for the
period from November 6, 1996 (Date of Inception) to March 31, 2007

	Three Months Ended March 31,		Period from November 6, 1996 (Inception of Exploration Stage) To
	2007 (unaudited)	2006 (unaudited)	March 31, 2007 (unaudited)
REVENUE	$—	$—	$19,337

EXPENSES
Cost of revenues	—	—	86,901
Professional fees	25,300	45,555	1,509,820
Royalty fees	12,119	5,738	110,173
Depreciation and amortization	57,667	34,152	809,730
Impairment of long-lived assets	—	—	582,176
Loss on disposal of assets	11,920	—	66,171
Management fees and salaries	16,159	112,491	962,533
Other general and administrative	66,670	178,643	4,219,705

TOTAL EXPENSES	189,835	376,579	8,347,209

LOSS FROM OPERATIONS	(189,835)	(376,579)	(8,327,872)

OTHER INCOME (EXPENSE)
Interest income	—	3	3,172
Gain from extinguishment of debt	—	—	1,047,634
Other income	—	—	594

TOTAL OTHER INCOME	3	1,051,400

LOSS FROM OPERATIONS	(189,835)	(376,576)	(7,276,472)

INCOME TAXES	—	—

NET LOSS	$(189,835)	$(376,576)	$(7,276,472)

NET LOSS PER SHARE, BASIC AND DILUTED	$0.00	$0.00	$0.00

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED:	118,043,776	111,621,299	111,621,299

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Consolidaded Statements of Cash Flows (Unaudited)
Three months ended March 31, 2007 and 2006 and for the
period from November 6, 1996 (Date of Inception) to March 31, 2007

	Three Months Ended March 31,		Period from November 6, 1996 (Inception of Exploration Stage) To
	2007	2006	March 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(189,835)	$(376,576)	$(7,276,472)
Adjustments to reconcile net loss
to net cash used by operating activities:
Depreciation	57,667	34,152	801,438
Provision for bad debts	—	—	49,676
Stock issued for services	—	—	414,606
Impairment of long-lived assets	—	—	297,882
Loss on disposal of assets	11,920	—	66,170
Gain on extinguishment of debt	—	—	(1,047,634)
Changes in:
Receivables	—	33,387	(4,169)
Inventory	—	—	(5,527)
Prepaid expenses	—	270	(540)
Deposits	—	700	(10,000)
Accounts payable and accrued expenses	5,081	37,281	(42,637)
Due to related parties	18,421	64,454	678,327

Net cash used in operating activities	(96,746)	(206,332)	(6,078,880)
Cash flows from investing activities:
Purchase of building and equipment	—	—	(2,078,032)
Investment in Multiplex	—	—	(75,000)
Acquisition of goodwill	—	—	(149,057)
Loan to related party	—	—	(50,000)
Loan repayments	—	—	4,493
Long-term deposits	—	—	(159,600)
Proceeds from sale of assets	18,080	—	18,080

Net cash used in investing activities	18,080	—	(2,489,116)

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Consolidaded Statements of Cash Flows (Unaudited)
Three months ended March 31, 2007 and 2006 and for the
period from November 6, 1996 (Date of Inception) to March 31, 2007

	Three Months Ended March 31,		Period from November 6, 1996 (Inception of Exploration Stage) To
	2007	2006	March 31, 2007

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common stock	—	69,660	2,691,262
Net proceeds from loans payable	79,434	16,500	7,328,373
Loan repayments	—	—	(1,761,717)
Proceeds from mortgage	—	—	17,000
Principal payments on mortgage	(417)	—	(7,004)
Accrued interest payable	10,768	44,793	317,820
Cash acquired in acquisition of Peanut Butter &	—
Jelly, Inc.	—	—	140

Net cash provided by financing activities	89,785	130,953	8,585,874

NET INCREASE (DECREASE) IN CASH	11,119	(75,379)	17,878

Cash, beginning of period	6,759	83,300	—

Cash, end of period	$17,878	$7,921	$17,878

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Interest paid	$10,332	$—	$14,743

Income taxes paid	$—	$—	$—

Non-cash investing and financing activities:
Shares issued for debt			11,437,279

Shares issued for services			414,606

Shares issued for investment			200,030

Shares issued for accrued interest			651,702

Long term deposits financed by accounts payable			70,400

Property costs financed by issuance of common stock			30,000

Equipment financed by:			200,000

Accounts payable
Issuance of common stock			5,000

			205,000

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
AND SUBSIDIARY
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Three month period ended March 31, 2007 and 2006

NOTE 1 – BASIS OF PRESENTATION

The financial statements have been prepared in accordance with generally accepted accounting principles for the interim financial information with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting of only normal accruals) considered necessary for a fair presentation have been included.

For further information, refer to the financial statements and notes thereto included in the Company’s Annual Report on Form 10KSB for the year ended December 31, 2006.

The Company’s fiscal year-end is December 31.

NOTE 2 – ACCOUNTING POLICIES

This summary of significant accounting policies of Industrial Minerals, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basic and Diluted Loss Per Share
Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share are the same, as inclusion of common stock equivalents would be anti-dilutive.

Going Concern
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has suffered material recurring losses from operations since inception. At March 31, 2007, the Company had a negative working capital of $499,703, recurring losses, and an accumulated deficit of $5,579,492 and negative cash flow from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Continuation of the Company is dependent on achieving sufficiently profitable operations and possibly obtaining additional financing. Management has and is continuing to raise additional capital from various sources. The Company’s website contains all news releases in the past year as well as detailed descriptions and analysis of the Company’s mineral property. There can be no assurance that the Company will be successful in raising additional capital as and when it is required.

The financial statements do not include any adjustment relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 — ORGANIZATION

The Company was incorporated on November 6, 1996, as Winchester Mining Corporation in the State of Delaware. On May 13, 2000, in connection with its merger with Hi-Plains Energy Corp. the Company changed its name from Winchester Mining Corporation to PNW Capital, Inc. On January 31, 2002, the Company acquired 91% of the outstanding shares of Industrial Minerals, Inc. On May 2, 2002, the Company merged the remaining 9% of Industrial Minerals, Inc. into PNW Capital, Inc. and changed its name to Industrial Minerals, Inc.

NOTE 4 — PRESENTATION OF INTERIM INFORMATION

The accompanying interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, in the opinion of management, include all normal adjustments considered necessary to present fairly the financial position as of March 31, 2007 and the results of operations and cash flows for the three and three month periods ended March 31, 2007 and 2006. Interim results are not necessarily indicative for results for a full year.

The financial statements and notes are presented as permitted by Form 10-QSB, and do not include information included in the Company’s audited financial statements and notes for the year ended December 31, 2006.

FINANCING

During the three-month period ending March 31, 2007 the Company has been able to secure debt financing in the amount of $79,434 from non-affiliated shareholders.

NOTE 5 – CASH RECLASSIFICATION

Certain amounts in prior year financial statements have been reclassified to conform with the current year information.

NOTE 6 — SUBSEQUENT EVENT

On March 20, 2007, a management change occurred in the Company when three directors, Mssrs. Birge, Rogers and Weathers resigned, and were replaced on the Board of Directors by Mr. William Thomson and Mr. William Booth, of Toronto. Mr. Thomson assumed the position of Chairman of the Board. The Company currently has three directors: William Thomson, Chairman, Robert Dinning, Chief Financial Officer and Secretary, and William Booth, director.

Mr. Thomson is Chairman of Thomson Associates, of Toronto Ontario and London England. Thomson Associates, founded in 1978, is a merchant banking company providing corporate finance expertise and management leadership to businesses.

In conjunction with the new board of director appointments, on April 3, 2007, Mr. Dick van Wyck was appointed President and CEO of the Company replacing the retiring W. Campbell Birge.

INDUSTRIAL MINERALS, INC.

AUDITED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2006

AND

YEAR ENDED DECEMBER 31, 2005

(Amounts expressed in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders
Industrial Minerals, Inc. and Subsidiary
(An Exploration Stage Company)Delaware

        We have audited the accompanying consolidated balance sheet of Industrial Minerals, Inc. and Subsidiary as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Industrial Minerals, Inc. and Subsidiary (formerly PNW Capital, Inc.) as of December 31, 2005, including the amounts presented for the period from inception (November 6, 1996) to December 31, 2005, were audited by other auditors whose report dated March 7, 2006 (except for notes 11 and 12, as to which date is April 10, 2006) on those financial statements included an explanatory paragraph that described the Company’s ability to continue as a going concern as discussed in note 8 to the financial statements.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming Industrial Minerals, Inc. will continue as a going concern. As discussed in Note 8 to the consolidated financial statements, the Company has incurred losses that have resulted in an accumulated deficit. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding this matter are described in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
  March 28, 2007

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Industrial Minerals, Inc. and Subsidiary
(An Exploration Stage Company):

        We have audited the accompanying consolidated balance sheet of Industrial Minerals, Inc. and Subsidiary (formerly PNW Capital, Inc.) (An Exploration Stage Company) as of December 31, 2005, and the related consolidated statement of operations, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of PNW Capital, Inc. as of December 31, 2001, including the amounts presented for the period from inception (November 6, 1996) to December 31, 2001, were audited by other auditors whose report dated February 13, 2002 on those statements included an explanatory paragraph that described the Company’s ability to continue as a going concern as discussed in note 8 to the financial statements.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis of our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Industrial Minerals, Inc. and Subsidiary as of December 31, 2005, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 8 to the financial statements, the Company is in the exploration stage and has not earned revenues from operations. Those conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Toski Schaefer & Co., P.C.

Williamsville, New York
March 7, 2006
(except for notes 11 and 12, as to which
   date is April 10, 2006)

INDUSTRIAL MINERALS, INC.
And Subsidiary
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEET
December 31, 2006 and December 31, 2005

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash	$6,759	$83,300
Receivables	—	35,158
Prepaid expenses	—	16,895
Deposits	10,000	22,621

Total Current Assets	16,759	157,974

LONG-TERM DEPOSITS	230,000	230,000

FIXED ASSETS
Building and Equipment	2,180,640	2,274,404
Less accumulated depreciation	(699,790)	(504,227)

	1,480,850	1,770,177

TOTAL ASSETS	$1,727,609	$2,158,151

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$110,710	$92,044
Accrued interest payable	25,488	19,637
Loans payable	90,796	90,796
Due to related parties	264,906	51,589
Mortgage payable, due within one year	10,413	2,946

Total Current Liabilities	502,313	257,012
OTHER LIABILITIES
Accrued interest payable	13,282	71,892
Loans payable	446,987	1,745,216
Mortgage payable, net of portion due within one year	—	9,823

Total Liabilities	962,582	2,083,943

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 200,000,000 shares authorized, $0.0001
par value;118,043,776 and 111,587,966 shares
issued and outstanding, respectively	11,801	11,155
Additional paid-in capital	6,142,882	4,197,125
Deficit accumulated during exploration stage	(5,389,656)	(4,134,072)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	765,027	74,208

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,727,609	$2,158,151

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
AND SUBSIDIARY
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from Nov 6, 1996 (Inception) to December 31, 2006
REVENUE	$3,040	$760	$19,337

EXPENSES
Cost of revenues	10	—	86,091
Professional fees	172,389	113,537	1,484,520
Royalty fees	23,739	21,330	98,054
Depreciation and amortization	239,127	248,060	752,063
Impairment of long-lived assets	—	—	582,176
Loss on disposal of assets	54,251	—	54,251
Management fees and salaries	285,715	480,132	946,374
Other general and administrative	472,947	981,940	4,153,036

TOTAL EXPENSES	1,258,868	1,844,999	8,157,375

LOSS FROM OPERATIONS	(1,255,828)	(1,844,239)	(8,138,038)

OTHER INCOME (EXPENSE)
Interest income	244	20	3,172
Gain from extinguishment of debt	—	—	1,047,634
Other income	—	—	594

TOTAL OTHER INCOME	244	20	1,051,400

LOSS FROM OPERATIONS	(1,255,584)	(1,844,219)	(7,086,638)

INCOME TAXES	—	—	—

NET LOSS	$(1,255,584)	$(1,844,219)	$(7,086,638)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.01)	$(0.02)

WEIGHTED AVERAGE NUMBER OF
COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED:	116,384,472	111,587,966

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from November 6, 1996 (Inception of Exploration Stage) To December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,255,584)	$(1,844,219)	$(7,086,638)
Adjustments to reconcile net loss
to net cash used by operating activities:
Depreciation	239,127	248,060	743,771
Provision for bad debts	—	—	49,676
Stock issued for services	—	—	414,606
Impairment of long-lived assets	—	—	297,882
Loss on disposal of assets	54,250	—	54,250
Gain on extinguishment of debt	—	—	1,047,634
Changes in:
Receivables	35,158	70,767	(4,169)
Inventory	—	—	(5,527)
Prepaid expenses	16,895	(1,355)	(540)
Deposits	12,621	(10,832)	(10,000)
Accounts payable and accrued expenses	18,666	(28,282)	(47,718)
Due to related parties	213,317	39,802	659,906

Net cash used in operating activities	(665,550)	(1,526,059)	(5,982,135)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of building and equipment	(4,050)	(239,775)	(2,078,031)
Investment in Multiplex	—	—	(75,000)
Acquisition of goodwill	—	—	(149,057)
Loan to related party	—	—	(50,000)
Loan repayments	—	—	4,493
Long-term deposits	—	—	(159,600)

Net cash used in investing activities	(4,050)	(239,775)	(2,507,195)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common stock	1,946,403	—	2,691,262
Net proceeds from loans payable	463,488	1,745,216	7,248,939
Loan repayments	(1,761,717)	—	(1,761,717)
Proceeds from mortgage	—	—	17,000
Principal payments on mortgage	(2,356)	(2,626)	(6,587)
Accrued interest payable	(52,759)	78,818	307,052
Cash acquired in acquisition of
Peanut Butter & Jelly, Inc.	—	—	140

Net cash provided by financing activities	593,059	1,821,408	8,496,089

NET INCREASE (DECREASE) IN CASH	(76,541)	55,574	6,759

Cash, beginning of period	83,300	27,726	—

Cash, end of period	$6,759	$83,300	$6,759

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Interest paid	$4,411	$—	$—

Income taxes paid	$—	$—	$—

Non-cash investing and financing activities:
Shares issued for debt	5,872,388	—	11,437,279

Shares issued for services	—	—	414,606

Shares issued for investment	200,000	—	200,030

Shares issued for accrued interest	383,421	—	651,702

Long term deposits financed by accounts
payable	—	—	70,400

Property costs financed by issuance of
common stock	—	—	30,000

Equipment financed by:
Accounts payable	—	—	200,000
Issuance of common stock	—	—	5,000

	—	—	205,000

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC. And Subsidiary
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
December 31, 2006

	Common Stock		Additional	Accumulated Deficit During	Total Stockholders'
	Number of Shares	Amount	Paid-in Capital	Exploration Stage	Equity (Deficit)
Inception - November 6, 1996	—	$—	$—	$—	$—
Balance at December 31, 1998	252,500	25	505,143	(750,830)	(245,662)
Issuance of common stock for cash	30,000	3	146,618	—	146,621
Issuance of common stock for services	55,000	6	274,994	—	275,000
Net Loss	—	—	—	(259,404)	(259,404)

Balance at December 31, 1999	337,500	34	926,755	(1,010,234)	(83,445)

Issuance of common stock for cash	84,900	8	413,062	—	413,070
Issuance of common stock for services	70,000	7	349,993	—	350,000
Issuance of common stock for Multiplex stock	3,000	1	29	—	30
Issuance of common stock for acquisition	475,463	47	4,699	—	4,746
Net Loss	—	—	—	(694,758)	(694,758)

Balance at December 31, 2000	970,863	97	1,694,538	(1,704,992)	(10,357)

Issuance of common stock for compensation	30,000	3	59,997	—	60,000
Net Loss	—	—	—	(67,251)	(67,251)

Balance at December 31, 2001	1,000,863	100	1,754,535	(1,772,243)	(17,608)

Issuance of common stock re acquisition of	35,000,000	3,500	(1,740,393)	1,696,982	(39,911)
Industrial Minerals Incorporated
Minimum 50 shares post-split allocation	30,758	—	—	—	—
Net Loss	—	—	—	(520,242)	(520,242)

Balance at December 31, 2002	36,031,621	3,600	14,142	(595,503)	(577,761)

Minimum 50 shares post-split allocation	327	—	—	—	—

2 for 1 split	36,031,948	—	—	—	—
Net Loss	—	—	—	(1,133,197)	(1,133,197)

Balance at December 31, 2003	72,063,896	3,600	14,142	(1,728,700)	(1,710,958)

3 for 2 split	36,031,948	—	—	—	—

Allocation on round-up of shares	7	—	—	—	—
Issuance of common stock in settlement of debt	3,492,115	349	4,190,189	—	4,190,538
Net Loss	—	—	—	(561,153)	(561,153)

Balance at December 31, 2004	111,587,966	3,949	4,204,331	(2,289,853)	1,918,427
Net Loss	—	—	—	(1,844,219)	(1,844,219)
Reclassification	—	7,206	(7,206)	—	—

Balance at December 31, 2005	111,587,966	11,155	4,197,125	(4,134,072)	74,208

Issuance of common stock for cash	200,000	20	69,640	—	69,660
Issuance of common stock in settlement of debt	6,255,810	626	1,876,117	—	1,876,743
Net Loss	—	—	—	(1,255,584)	(1,255,584)

Balance at December 31, 2006	118,043,776	11,801	6,142,882	(5,389,656)	(765,027)

See accompanying notes to consolidated financial statements

INDUSTRIAL MINERALS, INC.
AND SUBSIDIARY
(An Exploration Stage Company)

Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Organization
The Company was incorporated on November 6, 1996, as Winchester Mining Corporation in the State of Delaware. On May 13, 2000, in connection with its merger with Hi-Plains Energy Corp. the Company changed its name from Winchester Mining Corporation to PNW Capital, Inc. On January 31, 2002, the Company acquired 91% of the outstanding shares of Industrial Minerals, Incorporated. On May 2, 2002, the Company merged the remaining 9% of Industrial Minerals, Incorporated into PNW Capital, Inc. and changed its name to Industrial Minerals, Inc.

(b) Nature of Operations
The Company owns the mineral rights on its Bissett Creek Graphite property in the Province of Ontario, Canada. Commissioning of the plant began in September 2004 and test production began in fiscal 2005. It is the intention of the Company to increase production once it has finalized its production process.

(c) Basis of Presentation — Exploration Stage Company
The Company has not earned significant revenues from limited principal operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board (SFAS) No. 7. Among the disclosures required by SFAS No. 7 are that the Company’s consolidated statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception. Since the Company has not entered into production, it is classified as an “Exploration Stage Company.”

(d) Basis of Accounting
The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

(e) Cash and Equivalents
For the purpose of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments, purchased with an original maturity of three months or less, to be cash equivalents.

(f) Estimates
The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(g) Property and Equipment
Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, from 3 to 20 years. Significant improvements are capitalized, while expenditures for maintenance, repairs and replacements are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation and gains and losses are reflected in the consolidated statements of operations.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of the assets may not be recoverable. In determining whether there is an impairment of long-lived assets, the Company compares the sum of the expected future net cash flows (undiscounted and without interest charges) to the carrying amount of the assets. At December 31, 2006, no impairment in value has been recognized.

(h) Basic and Diluted Loss Per Share
Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighing them by the amount of time that they were outstanding. Basic and diluted loss per share are the same.

(i) Other Comprehensive Income
The Company has no material components of comprehensive income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

(j) Fair Value of Financial Instruments
The fair value of the Company’s financial instruments approximated their carrying values at December 31, 2006 and 2005.

(k) Segment Information
The Company’s operating segments all involve the development of mineral rights on the Company’s Bissett Creek Graphite property for future production and sale of both large and moderately sized crystalline flake graphite.

(l) Income Taxes
The Company is liable for income taxes on future taxable income generated. As of December 31, 2006, the Company has net loss carry forwards of $7,086,638 which will be used as an offset to future taxable income. Due to the Exploration Stage nature of the Company, a deferred tax asset has not been recorded at December 31, 2006.

(m) Principles of Consolidation
The consolidated financial statements include all accounts of Industrial Minerals, Inc. and its wholly owned subsidiary, Industrial Minerals Canada, Inc. All material inter-company transactions have been eliminated.

(n) Recent Pronouncements
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 requires the retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impractible to determine either the period-specific effects or cumulative effect of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived non -financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and the Company has adopted this provision, as applicable, during fiscal year 2006.

In March 2006 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

NOTE 2 — BUILDING AND EQUIPMENT

Building and equipment are recorded at cost. A summary of building and equipment at December 31, 2006 are as follows:

	2006	2005
Building and improvements	$576,240	$576,240
Equipment	1,604,400	1,698,164

Total building and equipment	2,180,640	2,274,404
Less accumulated depreciation	699,790	504,227

Net building and equipment	$1,480,850	$1,770,177

NOTE 3- LOANS PAYABLE

Loans payable at December 31, 2006 and 2005 consists of the following:

	2006	2005
Non-affiliated shareholder, unsecured,
interest at 7%. No installments
required.
Principal and accrued interest due
July 2007.	$90,796	$90,796
Non-affiliated shareholder, unsecured,
interest at 10%. No installments
required.
Principal and accrued interest due
June 2008	$64,039	$1,745,216
Principal and accrued interest at 7%	$258,415	—
Principal and accrued interest at 10%	$94,380	—
Principal, unsecured and no interest	$30,153	—

Total notes payable	$537,783	$1,836,012
Less current portion	(90,796)	(90,796)

Loans payable non-current	$446,987	$1,745,216

NOTE 4- MORTGAGE PAYABLE

Mortgage payable, seller, monthly
payments of $320 with interest at 7%
beginning September 2002 through
August 2007 and a balloon payment
for the remaining balance due at
August 2007. Secured by real property
located in Bissett Creek, Ontario,
Canada.	$10,413

NOTE-5 RELATED PARTY TRANSACTION

The Company was liable to two officers of the Company, for loans, and unpaid management fees of $209,906. The Company was also liable to a former officer of the Company in the amount of $55,000 for unpaid management fees. The Company was also liable to an officer for business related expenses of $6,643 at December 31, 2006. Related party balances at December 31, 2005 amounted to $51,589.

NOTE-6 COMMITMENTS

(a)	Office Space

As of April 30, 2005, the Company will occupy the premises of its Toronto office space on a month-to-month basis.

The Company also occupied space located at #304 - 201 Broad Street, Mankato, Minnesota. This lease was originally to expire on September 30, 2008 but the landlord and tenant have agreed to terminate the lease immediately for a one time payment of $5,000. The Company is in the process of finalizing this arrangement.

(b)	Leased Mineral Claim

In connection with leased mineral claims, the Company is required to make royalty payments to the seller of $20 (Canadian dollars) per ton of graphite carbon concentrate produced and 2.5% of net smelter return payable on any other minerals derived from the property. An advance royalty of $27,000 (Canadian dollars) per annum will be paid to the seller in semi-annual installments.

(c)	Mine Development and Closure

A Mine Development and Closure Plan has been filed with, and accepted by, the Ministry of Northern Development and Mines, in accordance with the MINING ACT, R.S.O. 1990, Ontario Regulation 240/00, including the standards, procedures and requirements of the Mining Code of Ontario. A financial assurance in the amount of $230,000 has been accounted for as a long term deposit. The Company has paid $230,000 to the Minister of Finance for the Province of Ontario. This financial assurance represents the amount that would be required to restore the Company's Bissett Creek Graphite Property to its original environmental state. The money pledged for this financial assurance will be returned to the Company once the Ministry of Northern Development and Mines is satisfied that the obligations contained in the Mine Development and Closure Plan have been performed by the Company. Should the Company not perform its obligations contained in the Mine Development and Closure Plan the Ministry of Northern Development and Mines will restore the Company's Bissett Creek Graphite property site to its original environmental state using the $230,000 financial assurance.

NOTE — 7 CAPITAL STOCK

There were 6,455,810 common shares of capital stock issued during 2006 in return for cash and settlement of debt. The Company has 118,043,766 shares issued and outstanding at December 31, 2006.

NOTE 8 — GOING CONCERN

The Company is an Exploration Stage Company that incurred a net loss of $1,255,584 for the year ended December 31, 2006 and has an accumulated deficit of $7,086,638 since inception of the Company. Current liabilities exceed current assets by $485,554 and the Company's ability to continue as a going concern is dependent upon its ability to seek additional capital to continue the development of its Bissett Creek Property. The Company is actively seeking additional capital and management believes that the Bissett Creek Property can ultimately be developed to enable the Company to continue its operations. However, there are inherent uncertainties in mining operations and management cannot provide assurances that it will be successful in its endeavors.

The Company's management believes that it will be able to generate sufficient funds from public or private debt or equity financing for the Company to continue to operate. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 9 — TRANSLATION OF FOREIGN CURRENCIES

The assets and liabilities of subsidiaries located outside of the United States are translated in U.S. dollars at the rates of exchange at the balance sheet dates. Foreign currency transaction gains or losses are reflected in the results of operations.

NOTE 10 — INCOME TAXES

The Company has made no provisions for income taxes because the Company has incurred operating losses in all jurisdictions.

The FASB has issued Statement of Financial Accounting Standards Number 109 (SFAS 109) "Accounting for Income Taxes", which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying the enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing liabilities.

The net deferred income tax asset consisted of the following components at December 31, 2006 and 2005:

	2006	2005
Deferred tax asset:
Net operating loss carry forwards	$7,086,638	5,831,054
Valuation allowance	(7,086,638)	(5,831,054)

Net deferred income tax asset	$—	$—

At December 31, 2006, the Company had a net operating loss carry forwards of approximately $7,086,638 for federal income tax purposes. These carry forwards if not utilized to offset taxable income will begin to expire in 2020.

NOTE 11 — SUBSEQUENT EVENT

On March 20, 2007, a management change occurred in the Company when three directors, Mssrs. Birge, Rogers and Weathers resigned, and were replaced by Mr. William Thomson and Mr. William Booth, of Toronto. Mr. Thomson assumed the position of Chairman of the Board. The Company currently has three directors: William Thomson, Chairman, Robert Dinning, CFO and Secretary, and William Booth, director.

Mr. Thomson is Chairman of Thomson Associates, of Toronto Ontario and London England. Thomson Associates, founded in 1978, is a merchant banking company providing corporate finance expertise and management leadership to businesses.

        [NOTE: We will need the consents of both Rottenberg and Toski Schaeffer]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS

Our by-laws indemnify each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of Industrial Minerals to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney’s fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. Industrial Minerals may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not Industrial Minerals would have the legal power to indemnify them directly against such liability.

Costs, charges, and expenses (including attorney’s fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by Industrial Minerals in advance of the final disposition thereof upon receipt of any undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by Industrial Minerals and upon satisfaction of other conditions required by current or future legislation.

If this indemnification or any portion of it is invalidated on any ground by a court of competent jurisdiction, Industrial Minerals nevertheless indemnifies each person described above to the fullest extent permitted by all portions of this indemnification that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Industrial Minerals pursuant to the foregoing provisions, or otherwise, be advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS INDEX

The following exhibits are filed as part of this registration statement.

Exhibit No	Description

3.1	Certificate of Incorporation filed on November 6, 2996 with the Delaware Secretary of State
3.2	Bylaws
3.3	Certificate of Renewal and Revival of Charter of the Company dated February 10, 2000 and filed with the Delaware Secretary of State on February 21, 2000.
3.4	Certificate of Ownership and Merger of the of the Company, dated May 16, 2000 and filed with the Delaware Secretary of State on May 16, 2000, in which the Company is the surviving entity
3.5	Certificate of Ownership and Merger of the Company, dated April 28, 2002 and filed with the Delaware Secretary of State on May 1, 2002 in which the Company is the surviving entity, which changed the name of the Company to "Industrial Minerals, Inc.".
3.6	Certificate of Renewal and Revival of Charter of the Company, dated March 24, 2003 and filed with the Delaware Secretary of State on May 7, 2003
3.7	Certificate of Amendment to the Articles of Incorporation of the Company dated May 28, 2003 and filed with the Delaware Secretary of State on June 13, 2003 effecting a two to one forward stock split.

3.8	Certificate of Amendment to the Certificate of Incorporation of the Company, dated September 3, 2004 and filed with the Delaware Secretary of State on September 9, 2004 changing the capitalization of the Company to authorize 200,000,000 shares of common stock, par value $0.0001 and to effect a 3:2 forward stock split.
3.9	Certificate of Renewal and Revival of Charter of the Company, dated November 15, 2007, and filed with the Delaware Secretary of State on November 20, 2007
5.1	Legal Opinion dated January 31, 2008 of Kavinoky Cook LLP
10.1	Form of Subscription Agreement
10.2	Lease with Windale Properties, Inc. dated as of June 29, 2007
10.3	Employment Agreement with David J. Wodar, dated as of July 1, 2007
10.4	Employment Agreement with Robert G. Dinning, dated as of July 1, 2007
10.5	Employment Agreement with Paul Cooper, dated as of July 1, 2007
10.6	Form of Stock Option Grant Agreement
10.7	Assignment of Lease from Westland Capital Inc. to the Company dated January 31, 2002
10.8	Option Agreement between Westland Capital Inc. and Paul C. Mclean, Frank P. Tagliamonte ("In Trust") and the Estate of Pierre G. Lacombe dated January 30, 2002
10.9	Assignment of Lease from the Company to Industrial Minerals Canada, Inc. dated August 15, 2003
10.10	Consulting Services Agreement with John A. Carter dated as of July 1, 2007
10.11	Consulting Services Agreement with Cam Birge, dated as of October 1, 2007
10.12	Consulting Services Agreement with P.A. Hynek & Associates, dated as of October 1, 2007
10.13	Release and Settlement Agreement with David Michaud dated as of June 30, 2007
10.14	Advisory Services Agreement dated as of July 1, 2007 with L. David Michaud
10.15	Investor Relations Agreement with Equicom.
10.16	Consulting Services Agreement with O2 Ltd., dated as of April 3, 2007
23.1	Consent of Kavinoky Cook LLP (included in Exhibit 5.1)
23.2	Consent of Rotenberg & Co., LLP, dated January 29, 2008
23.3	Consent of Toski Schaefer & Co., P.C dated January 30, 2008

The following table sets forth expenses, incurred or expected to be incurred by Industrial Minerals in connection with the registration of the securities being offered by the selling shareholders. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this registration. Selling security holders will not pay any part of these expenses.

SEC Registration Fee	$302.28
Legal Fees and Expenses*	$25,000
Accounting Fees and Expenses*	$5,000
Printing *	$5,000
Miscellaneous*	$6,000

TOTAL*	$41,302.28

Recent Sale of Unregistered Securities

The following table summarizes private placements that have occurred during the last three years:

Shares	Price per Share ($US)	Date Issued
5,000,000	$0.05	April 3, 2007

910,000	$0.10	April 3, 2007

3,333,333	$0.15	April 27, 2007

335,000	$0.16	July 1, 2007

2,830,067	$0.18	October 17, 2007

785,300	$0.17	October 31, 2007

On April 3, 2007, the Company authorized a private placement with a single investor of 910,000 units at $0.10 (CDN$0.10) per unit for proceeds of $91,000 ($91,000). Each unit consisted of one share of common stock and one common stock purchase warrant entitling the owner to acquire an additional share of common stock at $0.10 (CDN$0.10) per share on or before April 3, 2009.

On April 3, 2007, the Company authorized a private placement with a single investor of 5,000,000 units at $0.05 (CDN$0.05) per unit for $250,000(CDN$250,000). Each unit consisted of one share of common stock and one common stock purchase warrant entitling the owner to acquire an additional share of common stock at $0.05 (CDN$0.05) per share on or before April 3, 2008.

On April 27, 2007, the Company authorized a private placement with Wellington West Capital Inc. for net proceeds of $500,000 (CDN$500,000). Thirty accredited investors participated, at a price of $0.16 per share, less a commission of $0.01 per share, for a net of $0.15 (CDN $0.15) per share. Wellington West Capital Inc. also received 500,000 broker warrants issued at and exercise price of $0.16 (CDN$0.16) per share exercisable up to April 27, 2009.

On July 1, 2007, the Company authorized a private placement with a single investor of 335,000 common shares at $0.16 (CDN$0.16) per share for proceeds of $53,600 (CDN$0.16).

On October 17, 2007, the Company authorized a private placement of 2,830,067 shares of the Company’s common stock with Wellington West Capital, Inc., a Toronto, Ontario broker dealer acting as agent, for total proceeds of $509,411.90 (CDN$509,411.90). Twenty six accredited investors participated at a price of $0.18 (CDN$0.18), less a commission of $0.01 per share, for a net of $0.17 per share. Wellington West Capital received $28,300.66 (CDN$28,300.66) in the transaction.

On October 31, 2007 the Company authorized a private placement of 785,300 shares of the Company’s common stock. Two accredited investors participated at a price of $0.17 (CDN$0.17) per share, for proceeds of $133,501(CDN$133,501).

With respect to the unregistered sales, the Company relied on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) with respect to U.S. persons and Regulation S promulgated under the Securities Act with respect to non-U.S. persons. No advertising or general solicitation was made in offering the securities.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)     Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     Include any additional or changed material information on the plan of distribution; and

(iv)     Remove from registration any of the securities that remain unsold at the end of the offering.

That, for determining liability under the Securities Act, the Registrant shall treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oakville, Ontario, Canada on January 30, 2008.

INDUSTRIAL MINERALS, INC. By: /s/ David Wodar Name David Wodar Title: President and CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE /s/ David Wodar David Wodar /s/ Paul K. Cooper Paul K. Cooper /s/ Robert Dinning Robert Dinning /s/ William E. Thomson William E. Thomson /s/ William Booth William Booth	TITLE President and CEO Chief Operating Officer Chief Financial Officer, Director Director, Chairman of the Board Director	DATE January 30, 2008 January 30, 2008 January 30, 2008 January 30, 2008 January 30, 2008